United States
Securities and Exchange Commission
Washington, D.C. 20549
Schedule 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Littelfuse, Inc.
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Notice of Annual Meeting of Stockholders
Proxy Statement
Forward-Looking Information
Voting
Ownership of Littelfuse, Inc. Common Stock
Section 16(a) Beneficial Ownership Reporting Compliance
Proposal No. 1
Information Concerning the Board of Directors and Its Committees
Compensation Committee Interlocks and Insider Participation
Executive Compensation
Compensation Discussion and Analysis
Compensation Committee Report
Compensation Tables and Narrative Disclosures
Certain Relationships and Related Transactions
Report of the Audit Committee
Proposal No. 2 Approval and Ratification of Appointment of Independent Auditors
Proposal No. 3 Advisory Vote on Compensation of Named executive officers
Proposal No. 4 Advisory Vote on the Frequency of Advisory Votes on the Compensation of our Named executive officers
Compensation Plan Information
Stockholder Proposals
Other Matters

Littelfuse, Inc.
O’Hare Plaza
8755 West Higgins Road, Suite 500
Chicago, Illinois 60631

Notice of Annual Meeting of Stockholders

April 29, 2011

The 2011 annual meeting of the stockholders of Littelfuse, Inc. (the “Company”) will be held at Chicago Marriott O’Hare, 8535 West Higgins Road, Chicago, Illinois 60631, on Friday, April 29, 2011 at 9:00 a.m., local time, for the following purposes as described in the attached Proxy Statement:

1. To elect seven directors to serve a term of one year or until their successors are elected;

2. To approve and ratify the appointment by the Audit Committee of the Board of Directors of the Company of Ernst & Young LLP as the Company’s independent auditors for the fiscal year of the Company ending December 31, 2011;

3. To conduct an advisory vote on the compensation of our named executive officers;

4. To conduct an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers; and

5. To transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Stockholders of record of the Company at the close of business on February 28, 2011 will be entitled to vote at the meeting.

Please complete, sign, date and return your proxy in the enclosed envelope.

Mary S. Muchoney
Secretary

March 17, 2011

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to Be Held on April 29, 2011:

The Proxy Statement and the 2010 Annual Report to Stockholders of Littelfuse, Inc.,
including the Annual Report on Form 10-K for the fiscal year ended January 1, 2011, are available at www.proxyvote.com.

Proxy Statement
for
Annual Meeting of Stockholders
To Be Held On

April 29, 2011

We are furnishing this Proxy Statement to the stockholders of Littelfuse, Inc. in connection with the solicitation by the Board of Directors of Littelfuse, Inc. (the “Board”) of proxies to be voted at our annual meeting of stockholders to be held on April 29, 2011. The annual meeting will be held at the Chicago Marriott O’Hare, 8535 West Higgins Road, Chicago, Illinois 60631, at 9:00 a.m., local time, and at any postponements or adjournments of that meeting.

When used in this Proxy Statement, the terms “we,” “us,” “our,” “the Company” and “Littelfuse” refer to Littelfuse, Inc.

Any stockholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to us sent to the attention of our Corporate Secretary at O’Hare Plaza, 8755 West Higgins Road, Suite 500, Chicago, Illinois 60631, execution of a subsequent proxy, voting on the Internet or by telephone or attendance at the annual meeting and voting in person. Mere attendance at the annual meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the annual meeting or at any postponements or adjournment thereof.

We will bear the cost of soliciting proxies. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone or in person.

Under Securities and Exchange Commission rules, this Proxy Statement, our 2010 Annual Report to Stockholders, including our Annual Report on Form 10-K for the fiscal year ended January 1, 2011, and other proxy materials are available online at www.proxyvote.com. We encourage you to access and review all of the important information in the proxy materials before voting. The Notice of Internet Availability of Proxy Materials is first being mailed to stockholders on or about March 17, 2011.

The Board of Directors recommends a vote FOR ALL the nominees for director named in Proposal 1, a vote FOR the approval and ratification of the appointment of Ernst & Young LLP as independent auditors as discussed in Proposal 2, a vote FOR the approval of the compensation of our named executive officers as discussed in Proposal 3 and a vote of every 1 YEAR for the frequency of future stockholder votes on the compensation of our named executive officers as discussed in Proposal 4.

Forward-Looking Information

Statements in this Proxy Statement not based on historical facts are considered “forward-looking” and, accordingly, may involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions and financial performance. These statements are intended to constitute “forward-looking” statements in connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. We are providing this cautionary statement to disclose that there are important factors that could cause actual results to differ materially from those anticipated. See our Annual Report on Form 10-K for the year ended January 1, 2011 (the “2010 Form 10-K”) filed with the Securities and Exchange Commission (the “SEC”) for a list of such factors in Item 1A. “Risk Factors.”

Voting

Stockholders of record on the books of the Company at the close of business on February 28, 2011, the record date for the annual meeting, will be entitled to notice of and to vote at the meeting. A list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of at least ten days prior to the meeting at our headquarters located at O’Hare Plaza, 8755 West Higgins Road, Suite 500, Chicago, Illinois 60631 and at Wells Fargo Bank, N.A., our transfer agent, at 161 North Concord Exchange South, St. Paul, Minnesota 55075. On February 28, 2011, we had outstanding 21,907,140 shares of our common stock, par value $.01 per share. Each outstanding share of common stock entitles the holder to one vote on each matter submitted to a vote at the meeting.

The shares represented by proxies will be voted as directed in the proxies. In the absence of specific direction, the shares represented by proxies will be voted FOR ALL of the nominees for director, for the approval and ratification of the appointment of Ernst & Young LLP as independent auditors, FOR the approval of the compensation of our named executive officers and for a frequency of every 1 YEAR for future stockholder votes on the compensation of our named executive officers. In the event any nominee for director is unable to serve, which is not now contemplated, the shares represented by proxies may be voted for a substitute nominated by the Board. If any matters are to be presented at the annual meeting other than the matters referred to in this Proxy Statement, the shares represented by proxies will be voted at the discretion of the named proxies.

Our bylaws provide that a majority of all of the shares of common stock entitled to vote, whether present in person or represented by proxy, constitutes a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. To determine whether a specific proposal has received sufficient votes to be passed, for shares deemed present, an abstention will have the same effect as a vote “against” the proposal, while a broker non-vote will not be included in vote totals and will have no effect on the outcome of the vote. The affirmative vote by the holders of a majority of the shares present (whether in person or by proxy) at the meeting will be required for the ratification of Ernst & Young LLP as independent auditors. With respect to the election of directors, the seven nominees who receive the most votes at the meeting will be elected. With respect to approval of the compensation of our named executive officers, the affirmative vote by the holders of a majority of the shares present (whether in person or by proxy) at the meeting will be required to approve the proposal. With respect to the proposal regarding the frequency of future stockholder votes on the compensation of our named executive officers, the option that acquires a plurality of the vote will be considered the frequency selected by our stockholders. The stockholder votes with respect to approval of the compensation of our named executive officers and regarding the frequency of future stockholder votes on the compensation of our named executive officers are advisory in nature and will not be binding on the Company. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and will consider the outcomes of the advisory votes when making future decisions regarding executive compensation.

Ownership of Littelfuse, Inc. Common Stock

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 28, 2011, by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, by each director, by each executive officer named in the Summary Compensation Table and by all of our directors and executive officers as a group. Information concerning persons known to us to be beneficial owners of more than 5% of our common stock is based upon the most recently available reports furnished by such persons on Schedule 13G as filed with the SEC. Of the shares reported, none are subject to pledge or lien in a margin account or pursuant to a loan agreement.

	Number of Shares of
	Common
	Stock Beneficially
	Owned(1)
	Shares	Percent

BlackRock, Inc.(2)	1,690,529	7.72%
40 East 52nd Street
New York, New York 10022
Lord, Abbett & Co. LLC(3)	1,569,652	7.17%
90 Hudson Street
Jersey City, New Jersey 07302
Barrow, Hanley, Mewhinney & Strauss, LLC(4)	1,129,950	5.16%
2200 Ross Avenue 31st Floor
Dallas, Texas 75201
T. J. Chung(5)	17,957	*
John P. Driscoll(6)	30,642	*
Anthony Grillo(7)	55,361	*
John E. Major(8)	30,563	*
William P. Noglows(9)	11,613	*
Ronald L. Schubel(10)	28,189	*
Dal Ferbert(11)	28,545	*
Philip G. Franklin(12)	46,603	*
David W. Heinzmann(13)	30,311	*
Gordon Hunter(14)	126,398	*
Ryan K. Stafford(15)	28,881	*
All current directors and executive officers as a group (16 persons)	491,308	2.24%

*	Indicates ownership of less than 1% of common stock.

(1)	Except as indicated in the footnotes to the table, the number of shares of common stock beneficially owned and percentage ownership are based on our outstanding common stock as of February 28, 2011, adjusted as required by rules promulgated by the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and includes sole or shared voting or investment power with respect to such shares. All outstanding stock options and restricted stock units exercisable for or convertible into our common stock either currently or within 60 days after February 28, 2011 are deemed to be outstanding and to be beneficially owned by the person holding such securities for the purpose of computing the number of shares of common stock beneficially owned and the percentage ownership of that person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to the table, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	As reported in an amendment to its Schedule 13G filed with the SEC on February 7, 2011, 1,690,529 shares represent the total number of shares beneficially owned by BlackRock, Inc. (“BlackRock”) as of December 31, 2010. BlackRock has sole voting and dispositive power over the shares. The Schedule 13G indicates various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares; however, no one person’s interest in the shares is more than five percent (5%) of the total shares.

(3)	As reported in its Schedule 13G filed with the SEC on February 14, 2011, 1,569,652 shares represent the total number of shares beneficially owned by Lord, Abbett & Co. LLC (“Lord Abbett”), as of December 31, 2010. Lord Abbett has sole dispositive power as to all of the shares and sole voting power as to 1,379,838 of the shares. Securities reported as being beneficially owned by Lord Abbett, a registered investment advisor, are held on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act of 1940, employee benefit plans, pension funds or other institutional clients.

(4)	As reported in its Schedule 13G filed with the SEC on February 11, 2011, 1,129,950 shares represent the total number of shares beneficially owned by Barrow, Hanley, Mewhinney & Strauss, LLC (“Barrow”), a registered investment adviser, as of December 31, 2010. Barrow has sole voting power as to 467,650 shares, shared voting power as to 662,300 shares and sole dispositive power as to all of the shares. Barrow’s adviser clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, all securities beneficially owned by Barrow.

(5)	Includes 7,800 shares held by the trustee of the Littelfuse Deferred Compensation Plan for Non-employee Directors (the “Non-employee Directors Plan”) for the benefit of Mr. Chung, 1,630 restricted stock units that vest within 60 days of February 28, 2011 and 2,209 stock options exercisable within 60 days of February 28, 2011.

(6)	Includes 19,029 shares held by the trustee of the Non-employee Directors Plan for the benefit of Mr. Driscoll, 1,630 restricted stock units that vest within 60 days of February 28, 2011 and 2209 stock options exercisable within 60 days of February 28, 2011.

(7)	Includes 22,388 shares held by the trustee of the Non-employee Directors Plan for the benefit of Mr. Grillo, 1,630 restricted stock units that vest within 60 days of February 28, 2011 and 2,209 stock options exercisable within 60 days of February 28, 2011.

(8)	Includes 21,132 shares held by the trustee of the Non-employee Directors Plan for the benefit of Mr. Major, 1,630 restricted stock units that vest within 60 days of February 28, 2011 and 2,209 stock options exercisable within 60 days of February 28, 2011.

(9)	Includes 1,630 restricted stock units that vest within 60 days of February 28, 2011 and 2,209 stock options exercisable within 60 days of February 28, 2011.

(10)	Includes 18,758 shares held by the trustee of the Non-employee Directors Plan for the benefit of Mr. Schubel, 1,630 restricted stock units that vest within 60 days of February 28, 2011 and 2,209 stock options exercisable within 60 days of February 28, 2011.

(11)	Includes 2,222 shares of restricted stock and 11,500 stock options exercisable within 60 days of February 28, 2011.

(12)	Includes 3,302 shares of restricted stock and 17,000 stock options exercisable within 60 days of February 28, 2011.

(13)	Includes 2,607 shares of restricted stock and 12,800 stock options exercisable within 60 days of February 28, 2011.

(14)	Includes 3,276 shares held by the trustee of the Non-employee Directors Plan for the benefit of Mr. Hunter, 11,322 shares of restricted stock and 46,725 stock options exercisable within 60 days of February 28, 2011.

(15)	Includes 2,642 shares of restricted stock and 12,950 stock options exercisable within 60 days of February 28, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our executive officers, directors and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on our review of the copies of these reports and on information provided by the reporting persons, we believe that during the fiscal year ended January 1, 2011, our directors, executive officers and owners of more than 10% of our common stock complied with all applicable filing requirements.

Proposal No. 1

Election of Directors

We are asking our stockholders to elect seven directors at the annual meeting to serve a term of one year or until their successors have been elected. The nominees for director, all of whom are now serving as directors, are listed below together with certain biographical information as of March 17, 2011.

The Board of Directors recommends that the stockholders vote FOR ALL of the nominees listed below as directors.

Tzau-Jin (T. J.) Chung, age 48, has been a director of Littelfuse since July 2007. Mr. Chung is President and CEO of Navman Wireless, a market leader in fleet management solutions and GPS technologies. Mr. Chung assumed his position in early 2007 upon the acquisition of Navman Wireless from the New Technologies Division of Brunswick Corporation. Previously, Mr. Chung served as President of the New Technologies Division of Brunswick Corporation from 2002 to 2007. Prior to that, he served as Vice President — Strategy of Brunswick Corporation, where he was responsible for corporate-wide strategic planning, mergers and acquisition and information technology. Mr. Chung earned his bachelor’s degree in science, electrical and computer engineering from the University of Texas — Austin. He also holds a Master of Science degree in computer science from North Carolina State University and a Master of Business Administration degree from the Fuqua School of Business at Duke University. Mr. Chung has been determined by the Board to be “independent” under the listing standards of the Nasdaq Global Select Market (“NASDAQ”). In nominating Mr. Chung for election as a director, our Board focused on his past experience in developing new products and his experience with operations in Asia as important attributes for his continuing to serve as one of our directors.

John P. Driscoll, age 75, has been a director of Littelfuse since February 1998. Mr. Driscoll has been President of Jack Driscoll Enterprises, Inc., a management consulting firm, since 1998. In June 1998, Mr. Driscoll retired as Executive Vice President of Murata Electronics North America, Inc. where he was responsible for corporate policy and strategy and oversaw government and industry relations. Mr. Driscoll joined Murata Electronics in 1979 as Vice President of Marketing and Sales, was appointed Senior Vice President Marketing and Sales in 1985 and assumed the position of Executive Vice President in 1995. Mr. Driscoll is a former Vice President of the Components Group of the Electronic Industry Alliance, and a twenty-year member of its Board of Governors. He was also affiliated with the Electronics Component and Technology Conference and the Japan American Society. Mr. Driscoll has been determined by the Board to be “independent” under NASDAQ listing standards. In nominating Mr. Driscoll for election as a director, our Board waived for one year the mandatory retirement age of 75 for members of the Board and focused on his past experience with sales and distribution in the electronics industry, his ability to work well with all of the members of the Board and the knowledge of the Company that he has gained and shared from serving as a director since 1998 as important attributes for his continuing to serve as one of our directors.

Anthony Grillo, age 55, has been a director of Littelfuse since December 1991. Mr. Grillo is the founder and Chief Executive Officer of American Securities Advisors, LLC, an advisory and investment firm established in 2005. Mr. Grillo also serves as Chairman of the Board of The Rutgers University Foundation. From January 2005 through September 2005, Mr. Grillo served as Chief Executive Officer of CricketHill Associates, LLC, a boutique advisory firm providing financial advisory services to distressed companies. From 2001 through 2004, Mr. Grillo was a Senior Managing Director of Evercore Partners, Inc., an investment banking boutique providing advisory services to multinational corporations on significant mergers, acquisitions, divestitures, restructurings and other strategic corporate transactions, where he founded the restructuring practice for the firm. From 1999 through 2001, Mr. Grillo was a Senior Managing Director of Joseph Littlejohn & Levy, Inc., a private equity firm. From 1991 through 1999, Mr. Grillo was a Senior Managing Director of the Blackstone Group L.P., an investment banking firm. During those years, Mr. Grillo was the co-founder of Blackstone’s Restructuring and Reorganization Group, Chief Operating Officer of the firm’s mergers and acquisition practice and a member of its Investment Committee. Mr. Grillo served as Chairman of the Board of Silicon Graphics, Inc. and as the Chairman of its Compensation Committee. Mr. Grillo has been determined by the Board to be “independent” under NASDAQ listing standards. In nominating Mr. Grillo for election as a director, our Board focused on his past experience in the financial markets, his experience with corporate acquisitions, his value as an audit committee financial expert and the knowledge of the Company that he has gained and shared from serving as a director since 1991 as important attributes for his continuing to serve as one of our directors.

Gordon Hunter, age 59, has been a director of Littelfuse since June 2002 and became our Chairman of the Board, President and Chief Executive Officer in January 2005. Mr. Hunter became our Chief Operating Officer in November 2003. Prior to joining Littelfuse, Mr. Hunter was Vice President, Intel Communications Group, and General Manager, Optical Products Group. Mr. Hunter was responsible for managing Intel’s access and optical communications business segments within the Intel Communications Group. Prior to joining Intel in February 2002, he served as President of Elo TouchSystems, a subsidiary of Raychem Corporation. Mr. Hunter also served in a variety of positions during a 20-year career at Raychem Corporation, including Vice President of Commercial Electronics and a variety of sales, marketing, engineering and management positions. Mr. Hunter currently serves on the Council of Advisors of Shure Incorporated, the Board of Directors of Veeco Instruments, Inc., where he serves on the Compensation Committee and the Strategic Planning Committee, and recently was elected to the Board of Directors of CTS Corporation. Mr. Hunter holds a BS in electrical engineering from the University of Liverpool, England, and an MBA from London Business School. In nominating Mr. Hunter for election as a director, our Board focused on his leadership, vision and execution as our Chief Executive Officer in growing and reshaping the Company and setting and communicating the proper cultural and behavioral tone as important attributes for his continuing to serve as one of our directors.

John E. Major, age 65, has been a director of Littelfuse since December 1991. Mr. Major has been President of MTSG, a strategic consulting and investments company, since 2003. From 2003 to 2006, he served as CEO of Apacheta Corporation, a mobile wireless software company whose products are used to manage inventory and deliveries. From 2000 through 2003, he was Chairman and CEO of Novatel Wireless Inc., which provides wireless data access solutions for PDAs and notebook PCs. From 1998 through 1999, Mr. Major was Chief Executive Officer of Wireless Knowledge, a QUALCOMM and Microsoft joint venture that developed a unique solution to allow all Internet-enabled devices, including cell phones, to access critical corporate information such as email, contacts and calendar entries in a convenient and secure manner. Before joining Wireless Knowledge in 1998, Mr. Major served as Corporate Executive Vice President of QUALCOMM, Inc. and President of its Wireless Infrastructure Division, where he managed the high growth rate and global expansion of the company’s infrastructure business. Under his leadership, the division achieved a leading position in open interface, wireless systems and developed a new line of extremely compact base stations. Prior to joining QUALCOMM in 1996, Mr. Major served as Senior Vice President and Staff Chief Technical Officer at Motorola, Inc, where he directed a broad range of research initiatives and led Motorola’s efforts to develop world-class excellence in software. Mr. Major received a B.S. in Mechanical and Aerospace Engineering from the University of Rochester, an M.S. in Mechanical Engineering from the University of Illinois, an M.B.A. from Northwestern University and a J.D. from Loyola University. Mr. Major holds ten U.S. patents. Mr. Major serves as the Chairman of the Board of Directors of Broadcom Corporation and as a member of the Board of Directors of Lennox International Inc. and ORBCOMM, Inc. Mr. Major also previously served on the Board of Directors of Verilink Corporation until 2008. Mr. Major participates in several industry, research and educational organizations, including the Board of Governors’ Executive Committees of the Telecommunications Industry Association (TIA) and the Electronic Industries Association (EIA). He is a past chairman of both organizations. He serves on the University of California President’s Board on Science and Innovation, the Dean’s Advisory Committee of the University of Rocheseter Hajim School of Engineering and Applied Science and as Chairman of the University of Illinois at Chicago-Engineering School Advisory Board. Mr. Major also serves as Chairman of the Board of CommNexus, a nonprofit telecom industry group. Mr. Major has been determined by the Board to be “independent” under NASDAQ listing standards. In nominating Mr. Major for election as a director, our Board focused on his seasoned experience from having served as an executive officer and on the boards and board committees of varied technology companies, his vision and expertise in matters of corporate governance, his expertise in technical development and the knowledge of the Company that he has gained and shared as a director since 1991 as important attributes for his continuing to serve as one of our directors.

William P. Noglows, age 53, has been a director of Littelfuse since February 2007. Mr. Noglows is Chairman, President and Chief Executive Officer of Cabot Microelectronics Corporation (NASDAQ:CCMP), a leading worldwide supplier of consumable products used in the semiconductor manufacturing process. Mr. Noglows assumed his current position at Cabot Microelectronics Corporation in 2003. Prior to that, he was an Executive Vice President and General Manager at Cabot Corporation. Mr. Noglows was a primary founder of Cabot Microelectronics, which has been a fully independent, publicly-traded entity since 2000. While at Cabot Corporation, Mr. Noglows was responsible for identifying and encouraging the development of the CMP application. He received a bachelor’s degree in chemical engineering from the Georgia Institute of Technology. Mr. Noglows has been determined by the Board to be “independent” under NASDAQ listing standards. Mr. Noglows also serves on the Board of Directors of Aspen Aerogels, Inc. In nominating Mr. Noglows for election as a director, our Board focused on his experience as chief executive officer of a leading public company and his expertise in developing technology as important attributes for his continuing to serve as one of our directors.

Ronald L. Schubel, age 67, has been a director of Littelfuse since June 2002. In September 2007, Mr. Schubel retired as Corporate Executive Vice President and President of the Americas Region for Molex Incorporated, a global manufacturer of interconnect systems. He began his career with Molex in 1981, spending four years in Singapore as President of the Far East South Region. Prior to joining Molex, Mr. Schubel worked for General Motors for 15 years. His last position with General Motors was Director of Operations for the Packard Electronics Division. Mr. Schubel has been determined by the Board to be “independent” under NASDAQ listing standards. In nominating Mr. Schubel for election as a director, our Board focused on his knowledge of managing manufacturing operations and his experience with operations in Asia as important attributes for his continuing to serve as one of our directors.

Information Concerning the Board of Directors and Its Committees

Compensation of Directors.  Directors who are not our employees are paid an annual retainer of $40,000, $1,500 for each committee meeting attended in person and $1,000 for each committee meeting attended by teleconference, plus reimbursement of reasonable expenses relating to attendance at meetings. In addition, our Lead Director is paid an additional annual retainer of $7,500, the chairperson of the Audit Committee and the Compensation Committee are each paid an additional annual retainer of $10,000, and the chairperson of the Nominating and Governance Committee and the Technology Committee are each paid an annual retainer of $5,000. No additional fees are paid to directors who are also our full-time employees.

In addition to cash compensation, each non-employee director receives a grant of equity under the Littelfuse, Inc. Long-Term Incentive Plan (the “Long-Term Plan”) comprised of one-third options and two-thirds restricted stock units upon his or her election or reelection to the Board at the Company’s Annual Meeting of Stockholders. The value of the annual grant of equity is equal to $90,000 based on the price of the Company’s common stock on the date of grant and in accordance with the grant fair values under ASC Topic 718. The stock options and restricted stock units vest ratably over three years. The stock options have an exercise price equal to the fair market value of our common stock on the date of grant and have a seven-year term. The restricted stock units entitle the director to receive one share of common stock per unit upon vesting. On April 30, 2010, Messrs. Chung, Driscoll, Grillo, Major, Noglows and Schubel were each granted 1,724 options to purchase shares of common stock and 1,424 restricted stock units.

Under the Littelfuse Deferred Compensation Plan for Non-employee Directors (the “Non-employee Directors Plan”), a non-employee director, at his election, may defer receipt of his cash director’s fees. Such deferred fees are used to purchase shares of our common stock, and such shares and any distributions on those shares are deposited with a third party trustee for the benefit of the director until the director ceases to be a director of Littelfuse. In 2010, only Mr. Chung and Mr. Schubel elected to defer receipt of cash directors’ fees and be compensated in common stock under the Non-employee Directors Plan.

The following table sets forth compensation paid to all persons who were non-employee directors at any time during 2010:

2010 Director Compensation Table

					Change
					in Pension
					Value and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)(2)	($)(3)	($)	($)	($)	($)

T. J. Chung(1)	55,000	59,993	29,998	—	—	—	144,991
John P. Driscoll	67,000	59,993	29,998	—	—	—	156,991
Anthony Grillo	67,000	59,993	29,998	—	—	—	156,991
John E. Major	66,000	59,993	29,998	—	—	—	155,991
William P. Noglows	57,000	59,993	29,998	—	—	—	146,991
Ronald L. Schubel(1)	67,500	59,993	29,998	—	—	—	157,491

(1)	For 2010, Mr. Chung and Mr. Schubel elected to receive their cash compensation in the form of shares of common stock for which receipt is deferred under the Non-employee Directors Plan.

(2)	The amounts in this column reflect the full grant date fair value for the fiscal year ended January 1, 2011, in accordance with ASC Topic 718, of restricted stock unit awards under the Long-Term Plan. Assumptions used in the calculation of these amounts are described in Note 13 to our audited financial statements for the fiscal year ended January 1, 2011 included in our Annual Report on Form 10-K filed with the SEC on February 25, 2011. The full grant date fair value of each restricted stock unit awarded in 2010, determined in accordance with ASC Topic 718, based on the assumptions discussed under the Summary Compensation Table below, without regard to when the award was recognized for financial reporting purposes, is equal to $42.13. As of January 1, 2011, the aggregate number of shares underlying restricted stock unit awards outstanding for each of Messrs. Driscoll, Grillo, Major, Noglows and Schubel was 7,774 shares and for Mr. Chung were 6,318 shares.

(3)	The amounts in these columns reflect the full grant date fair value for the year ended January 1, 2011, in accordance with ASC Topic 718 of option awards under the Long-Term Plan (including predecessor plans), and thus include amounts from awards granted in 2010. Assumptions used in the calculation of these amounts are described in Note 13 to our audited financial statements for the fiscal year ended January 1, 2011 included in our Annual Report on Form 10-K filed with the SEC on February 25, 2011. The full grant date fair value of each option awarded in 2010, determined in accordance with ASC Topic 718, based on the assumptions discussed under the Summary Compensation Table below, without regard to when the award was recognized for financial reporting purposes, is equal to $17.40. As of January 1, 2011, the aggregate number of shares underlying option awards outstanding was: Mr. Chung, 8,352 shares; Mr. Driscoll, 30,323 shares; Mr. Grillo, 55,203 shares; Mr. Major, 23,918 shares; Mr. Noglows, 10,323 shares; and Mr. Schubel, 35,323 shares.

In February 2011, the Board of Directors adopted a new compensation policy for outside directors, which was substantially similar to the design of the previous policy. Directors who are not our employees now will be paid an annual retainer of $58,000 plus reimbursement of reasonable expenses relating to attendance at meetings. There will be no additional fees for attendance at meetings. In addition, our Lead Director will be paid an additional annual retainer of $10,000, the chairperson of the Audit Committee will be paid an additional annual retainer of $18,000, the chairperson of the Compensation Committee will be paid an additional annual retainer of $15,000, the chairperson of the Nominating and Governance Committee will be paid an annual retainer of $7,500 and the chairperson of the Technology Committee will be paid an annual retainer of $5,000. No additional fees will be paid to directors who are also our full-time employees. Non-employee directors will continue to receive a grant of equity under the Long-Term Plan (the “Long-Term Plan”) equal to comprised of one-third options and two-thirds restricted stock units upon his or her election or reelection to the Board at the Company’s Annual Meeting of Stockholders. In 2011, the value of the annual grant of equity will be equal to $80,000 based on the value as determined by the Compensation Committee’s independent consultant, which reflects discounts associated with the risk of forfeiture. This change in valuation approach was made to be consistent with the approach used for determining equity grant levels for the executive group, and the new level of equity grant represents an increase of approximately 10% versus the previous grant level.

Stock Ownership Policy

In February 2011, the Board of Directors adopted a stock ownership policy that requires our executive officers and directors to hold and maintain a certain number of shares of common stock of the Company. Each non-employee director is required to hold a number of shares equal to five times (5X) the amount of the annual retainer. All new directors have five years from the date of election or appointment to satisfy their required stock ownership level. Until such time as a director achieves the required stock ownership level, such director is required to retain 50% of the “net shares” of common stock realized from any equity awards granted by the Company. “Net shares” are those shares that remain after shares are sold or withheld to pay withholding taxes and the exercise price of stock options, if applicable. Failure of a director to satisfy the applicable stock ownership level within the required compliance period may result in such director being ineligible to receive their annual equity award or being subject to a 100% retention requirement. All of our directors are in compliance with the guidelines and requirements set forth in our newly adopted stock ownership policy.

Attendance at Meetings.  The Board held eight meetings during fiscal year 2010. All of the directors attended 100% of the meetings of the Board and the committees on which they served. It is our policy that all of the directors attend our annual meeting of stockholders, and all directors attended the 2010 annual meeting.

Independent members of our Board regularly meet in executive session without management present. Stockholders wishing to communicate directly with the Board or individual directors should communicate in writing to our Corporate Secretary at our principal executive offices. Our Corporate Secretary will in turn promptly forward such communication to the directors.

Board Leadership Structure and Role in Risk Oversight.  Our Chief Executive Officer, Gordon Hunter, also serves as the Chairman of the Board of Directors. Additionally, Ronald L. Schubel serves as the independent Lead Director. Among other things, the Lead Director convenes and chairs regular and special executive sessions of the independent directors and serves as liaison between the independent directors and our CEO and Chairman of the Board. We believe that our leadership structure allows the Board to have better control of the direction of management, while still retaining independent oversight. In understanding our structure, it is important to remember that Mr. Hunter served as a director of Littelfuse before serving as an executive officer.

The Board’s role in our risk oversight process includes receiving regular reports from members of management on areas of material risk to the Company, including operational, financial, legal and regulatory, compensation and strategic risks. The full Board or the appropriate committee receives these reports from management to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

We reviewed our compensation policies and practices to assess whether such policies and practices as they relate to the Company’s employees were reasonably likely to have a material adverse effect on the Company. This assessment was made by the General Counsel and Vice President, Human Resources and senior members of the Company’s human resources department in consultation with outside counsel. Where appropriate, the General Counsel and Vice President, Human Resources and the senior members of the Company’s human resources department sought input from the Compensation Committee’s compensation consultant, the Company’s accounting and financial staff and other senior management. We concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on the Company. Our programs reflect sound risk management practices including:

•	Use of a variety of compensation vehicles that provide a balance of long-term and short-term incentives with fixed and variable components;

•	Our annual incentive program awards are capped to limit windfalls;

•	The Compensation Committee has downward discretion over annual incentive program payouts; and

•	Our equity incentive awards vest over several years, so while the potential compensation through equity incentive awards is tied directly to appreciation of our stock price, taking excessive risk for a short term gain is incompatible with maximizing the value of equity incentive awards over the long term.

Audit Committee.  The Audit Committee of the Board (the “Audit Committee”) is responsible for, among other things, the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. It is also the responsibility of the Audit Committee to (1) review the adequacy and effectiveness of the accounting and financial controls and procedures of the Company and (2) review transactions posing a potential conflict of interest between us and our directors, officers and affiliates. A copy of the Audit Committee Charter is available on our website at www.littelfuse.com. The Audit Committee met seven times in 2010. Members of the Audit Committee are Anthony Grillo, the Chairman of the Audit Committee, John E. Major and Ronald L. Schubel, each of whom has been deemed by the Board to be “independent” and to meet the enhanced requirements for audit committee members under the NASDAQ rules and listing standards and the rules and regulations of the SEC. The Board has determined that Anthony Grillo is an “audit committee financial expert” as defined by the SEC based on his prior experience as a certified public accountant, investment banker and private equity investor.

Nominating and Governance Committee.  It is the responsibility of the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”) to identify individuals qualified to serve on our Board and to recommend those individuals the Board should nominate for election at our annual meeting of stockholders. The Board has adopted a charter for the Nominating and Governance Committee. A copy of that charter is available on our website at www.littelfuse.com. The Nominating and Governance Committee met three times during 2010. The Nominating and Governance Committee reviewed the performance of all of the current members of the Board and determined and recommended to the Board that all of the current directors should be nominated for re-election. In making this recommendation, consideration was given to matters such as attendance at meetings, preparation for meetings, input at meetings, interaction with other Board members, and other tangible and intangible benefits their service as directors brought to us. No other candidates were recommended or evaluated. Members of the Nominating and Governance Committee are John E. Major, the Chairman of the Nominating and Governance Committee, John P. Driscoll and William P. Noglows, each of whom has been deemed by the Board to be independent under NASDAQ listing standards.

Director Qualification Standards.

The Nominating and Governance Committee, in considering a person for a nominee as a director, takes into consideration such factors as it deems appropriate, including the following:

•	Experience as an executive or director of a publicly-traded company;

•	Familiarity with our business and our industry;

•	Availability to actively participate in meetings of the Board and attend the annual meeting of stockholders;

•	Knowledge and experience in the preparation or evaluation of financial statements;

•	Diversity of background, knowledge, skills and experience to create a well-rounded Board;

•	Satisfaction of the criteria for independence established by the SEC and NASDAQ listing standards, as they may be amended from time to time; and

•	Ability to interact in a productive manner with the other members of the Board.

The Nominating and Governance Committee will consider nominees for the Board recommended by stockholders, using the same evaluation process as for any other candidate. Recommendations should be submitted to the Corporate Secretary at our principal executive offices or directly to any member of the Nominating and Governance Committee. Any recommendation must include:

•	The name and address of the candidate;

•	A brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification factors set forth above; and

•	The candidate’s signed consent to be named in the Proxy Statement if nominated and to serve as a director if elected.

To be considered by the Nominating and Corporate Governance Committee for nomination and inclusion in our proxy statement for the 2012 Annual Meeting, stockholder recommendations for director must be received by us no later than November 16, 2011. Each stockholder recommendation must include the name and address of the nominating stockholder and the number of shares owned beneficially and of record by such stockholder.

Technology Committee.  It is the responsibility of the Technology Committee of the Board (the “Technology Committee”) to review our research and development activities and ensure we maximize the use of appropriate technology throughout the organization. The Board has adopted a charter for the Technology Committee, which is available on our website at www.littelfuse.com. The Technology Committee met four times in 2010. Members of the Technology Committee are Gordon Hunter, the Chairman of the Technology Committee, T. J. Chung, John E. Major and Ronald L. Schubel.

Compensation Committee.  The charter for the Compensation Committee of the Board (the “Compensation Committee”) is posted on our website at www.littelfuse.com. The Compensation Committee is charged in the charter with the authority to review our compensation practices and policies, review and recommend to the Board for its consideration and determination the compensation for the directors, Chief Executive Officer and the other executive officers, evaluate Chief Executive Officer performance, and annually review and report on our compensation discussion and analysis and recommend its inclusion in our Form 10-K and Proxy Statement. The Compensation Committee held seven meetings in 2010. The members of the Compensation Committee are John P. Driscoll, the Chairman of the Compensation Committee, T.J. Chung and William P. Noglows, each of whom has been deemed by the Board to be independent under NASDAQ listing standards. See the “Compensation Committee Report” below.

Processes and Procedures.

The Compensation Committee focuses on good governance practices and procedures in its operation. In 2010, this included:

•	Considering compensation for the named executive officers (as defined below) in the context of all of the components of total compensation;

•	Reviewing prior compensation for the named executive officers including all components of total compensation packages;

•	Conducting executive sessions with Compensation Committee members only; and

•	Obtaining professional advice from an outside compensation consultant engaged directly by the Compensation Committee that enabled the Compensation Committee to make decisions in the Company’s best interests, and having direct access to the outside compensation consultant.

Delegation of Authority.

The Compensation Committee charter does not provide authority to the Compensation Committee to delegate its role and responsibilities to any persons.

Role of Executive Officers.

A discussion of the role of management in determining compensation levels can be found in this Proxy Statement under “Executive Compensation — Compensation Discussion and Analysis.”

Role of Compensation Consultant.

The Compensation Committee continued to engage Compensation Strategies, Inc. during the 2010 fiscal year to assist it with compiling a comprehensive analysis of market data and analyzing its implications for executive compensation at the Company, as well as various other executive compensation issues. Compensation Strategies, which was first engaged by the Compensation Committee in August 2007, provided the following services in 2010: (1) provided a competitive review of executive compensation levels for 2010; (2) reviewed our annual bonus and long-term incentive programs; (3) reviewed the perquisites available to our executives versus the competitive market; (4) reviewed the executive compensation philosophy; (5) provided a competitive review of director compensation; and (6) provided a share ownership guideline review. Compensation Strategies continued to work with the Compensation Committee throughout the year with respect to these issues and as requested by the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

William P. Noglows, T.J. Chung and John P. Driscoll served on the Compensation Committee during fiscal year 2010. None of our executive officers served as a member of the Compensation Committee, or on a board of directors performing equivalent functions, of any entity that had one or more of its executive officers serving as a director or member of our Compensation Committee.

Executive Compensation

Compensation Discussion and Analysis

This section provides information regarding the compensation and benefit programs in place for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers (collectively, the “named executive officers”) for the 2010 fiscal year, namely:

1. Mr. Gordon Hunter, Chairman of the Board, President and Chief Executive Officer, has seven years of service with Littelfuse.

2. Mr. Philip G. Franklin, Vice President, Operations Support, Chief Financial Officer and Treasurer, has 12 years of service with Littelfuse.

3. Mr. David W. Heinzmann, Vice President of Global Operations, has 26 years of service with Littelfuse.

4. Mr. Ryan K. Stafford, General Counsel and Vice President, Human Resources, has four years of service with Littelfuse.

5. Mr. Dal Ferbert, Vice President and General Manager of our Electrical Business Unit, has 34 years of service with Littelfuse.

Executive Summary

Under the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, our stockholders are entitled to cast an advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement.

As described below, our executive compensation programs are designed to align the interests of our executives with those of our stockholders, by rewarding performance that meets or exceeds established corporate and individual performance goals. Company performance is based on the achievement of specified financial objectives applicable to each named executive officer, which include sales, earnings per share and cash from operations, as well as performance measurements of the areas within the scope of authority of the named executive officer; whereas, individual performance is based on each named executive officer’s achievement of specified individual performance objectives.

The compensation of our named executive officers during fiscal year 2010 reflects our financial performance:

1. Net sales increased in fiscal year 2010 to $608.0 million, compared to $430.1 million in 2009, reflecting strong growth in all market segments and geographies;

2. Sales in our Automotive business segment increased $31.8 million or 32% to $130.3 million;

3. Sales in our Electronics business segment increased $126.9 million or 48% to $389.9 million;

4. Sales in our Electrical business segment increased $19.2 million or 28% to $87.8 million;

5. Gross profit was $233.9 million or 38.5% of sales in 2010, compared to $125.4 million or 29.1% of sales in 2009; and

6. Income before income taxes was $107.7 million in 2010 compared to $10.8 million in 2009.

Our executive compensation program is designed to pay for performance. In fiscal year 2010, 80% of our annual incentive awards paid to our named executive officers was directly performance-based and 20% were tied to individual goals that promote value to the Company. In addition, a significant portion of our executive compensation program consists of long-term compensation subject to long-term vesting requirements.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We have programs that align the compensation of our executives with the interests of our stockholders and manage compensation risk, including stock ownership guidelines, an independent Compensation Committee and the use of an independent compensation consultant.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement under Proposal No. 3, which allows our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in the Compensation Discussion and Analysis, the executive compensation tables, and the accompanying narrative as presented in this Proxy Statement.

Total Rewards Philosophy

The Compensation Committee is responsible for guiding and overseeing the formulation and application of the compensation and benefit programs for our named executive officers. Our Total Rewards Philosophy for executive compensation is designed to drive performance in the form of global business growth and success by fully leveraging our investment in our human capital to create stockholder value. To achieve our goals, we must attract and retain individuals with the appropriate expertise and leadership ability, and we must motivate and reward them to build long-term stockholder value.

The Compensation Committee has worked with our management and the Compensation Committee’s compensation consultant to design compensation programs with the following primary objectives:

•	Attract, retain and motivate highly qualified executives;

•	Reward executives based upon our financial performance at levels competitive with peer companies; and

•	Align a significant portion of the executive compensation with driving our performance and stockholder value in the form of performance-based executive incentive awards and long-term awards.

The design of our specific programs is based on the following guiding principles:

Performance

We believe that the best way to accomplish alignment of compensation with the interests of our stockholders is to link a significant portion of total compensation directly to meeting and exceeding individual, business unit and overall Company performance goals. When performance exceeds expectations, total pay levels are expected to be above the competitive median. When performance falls below expectations, total pay levels are expected to be below competitive levels.

Competitiveness

Compensation and benefit programs are designed to be competitive with those provided by companies with whom we compete for talent. Generally, we target the 50th percentile of the total compensation programs of competitor companies, adjusted for an executive’s operating responsibilities, management level, and tenure and performance in the position. In order to help us analyze the competitiveness of our compensation programs, we developed a reference group in October 2007, which was reviewed in November 2010, as discussed in more detail below in “Total Rewards Philosophy — Competitive Analysis.” Our health and welfare benefit programs are designed to provide competitive levels of protection and financial security but are not based on performance.

Cost

Compensation and benefit programs are designed to be cost effective, ensuring that the interests of our stockholders are considered.

The Annual Compensation Process

The Compensation Committee reviews industry data and performance results presented by its compensation consultant in determining the appropriate aggregate and individual compensation levels for the year. In conducting its review, the Compensation Committee considers quantitative performance results, the overall need of the organization to attract, retain and motivate the executive team, and the total cost of compensation programs. The Compensation Committee also reviews information showing the executive’s total target and actual compensation during the year. The amount of compensation already realized or potentially realizable, however, does not determine the level at which future pay opportunities may be set.

The Compensation Committee reviews base salaries in the fall, with any changes to be effective February 1 of the following year. This process aligns the timing of annual executive salary adjustments with the timing of adjustments for all other employees. The benefits payable under the Littelfuse, Inc. Annual Incentive Plan (the “Annual Incentive Plan”) for the preceding year, if any, and the terms of the program for the current year generally are established in January or February of each year. Before 2008, stock options and performance share/unit awards were granted in April or May of each year at the regularly scheduled meetings of the Compensation Committee and the full Board held in connection with our Annual Meeting of Stockholders. In 2008, however, performance share/unit awards were granted before the end of March so that they could qualify as “performance-based compensation” within the meaning of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”). Stock options and restricted stock (please see discussion below in the section entitled “Equity Compensation”) continued to be granted at the meetings of the Compensation Committee and the full Board held in connection with our Annual Meeting of Stockholders. In 2009, following a review of the performance share/unit awards, the Compensation Committee decided to cease issuing performance share/unit awards due to the ineffectiveness of the grants in achieving the desired objectives (reflected in the fact that previous awards had paid out in only two of the previous 12 years), the complexity of managing the program and the difficulty in setting three-year targets in the midst of the economic downturn during 2009. In 2010, the Compensation Committee decided to replace the grant of restricted stock with restricted stock units. These restricted stock units are settled for shares of common stock and are subject to the same vesting requirements as our restricted stock. Since we establish the meeting schedule and agenda for our grants well in advance, there is no opportunity for manipulation of exercise prices on option grants if we are in possession of non-public information at the time of the meetings. Approval of grants for any newly-hired or promoted executives during the course of the year generally occurs at the Compensation Committee meeting immediately following the hiring or promotion, as applicable.

Competitive Analysis

Competitive compensation levels for our Chief Executive Officer and other named executive officers are established through, among other methods, the use of data obtained from the Compensation Committee’s compensation consultant. These analyses include base salary, annual incentive opportunities and long-term incentive opportunities for comparable companies. In October 2007 with the advice of our compensation consultant, we adopted an industry reference group as a source to evaluate compensation levels. The Compensation Committee again reviewed the members of the reference group based on information provided by the compensation consultant and determined it was appropriate to maintain the same members for 2010. The reference group consists of 17 publicly-traded companies of reasonably similar size to us in the electronic equipment/electronic manufacturing services industry, the electronic components and equipment industry and the semiconductor/semiconductor equipment and manufacturing industry, representing different segments of our business. The companies included in the reference group are set forth below:

Company	Ticker Symbol

Actuant Corporation	ATU
Altera Corporation	ALTR
AVX Corporation	AVX
Cabot Microelectronics Corporation	CCMP
CTS Corporation	CTS
Diodes Incorporated	DIOD
Electro Scientific Industries, Inc.	ESIO
Franklin Electric Company Inc.	FELE
Linear Technology Corporation	LLTC
Methode Electronics Inc.	MEI
Molex Inc.	MOLX
MTS Systems Corporation	MTSC
ON Semiconductor Corporation	ONNN
Rogers Corporation	ROG
Semtech Corporation	SMTC
Pulse Electronics Corporation	PULS
Xilinx Inc.	XLNX

The raw data derived from each company in the reference group is size-adjusted to approximate our revenues for the corresponding fiscal year. The total compensation for our named executive officers is generally targeted at the 50th percentile of the adjusted data specific to each position. In some instances, however, we provide compensation above or below the 50th percentile for a particular element and/or for a particular position, based on internal factors, including the executive’s operating responsibilities, management level, possible differences in compensation standards in the representative industries, the focus of our Total Rewards Philosophy, and tenure and performance in the position.

Allocation between Cash and Non-Cash Compensation and Current and Long-Term Compensation

We believe that both cash components and non-cash components are appropriate mechanisms for delivering compensation. Cash compensation is used as current compensation (i.e., base salary and annual incentive awards), while non-cash compensation (i.e., stock options, performance shares/units, restricted stock and restricted stock units) is generally used for long-term compensation. The allocation between cash and non-cash compensation is an outcome of our targeted competitiveness for individual program elements, including salary, annual incentive compensation and long-term incentive grants, and our practice with respect to allocating between the different types of long-term incentive grants. The mix of compensation ultimately realized by the executives is determined by a combination of individual, team and Company-wide performance over time.

The allocation between current and long-term compensation is based primarily on competitive market practices relative to base salaries, annual incentive awards and long-term incentive values, as opposed to a targeted allocation between current and long-term pay. We also consider certain internal factors that may cause us to target a particular element of an executive’s compensation differently. These internal factors may include the executive’s operating responsibilities, management level and tenure and performance in the position. We consider the total compensation to be delivered to individual executives, and as such exercise discretion in determining the portion allocated to annual and long-term incentive opportunity. We believe that this “total compensation” approach provides the ability to align pay decisions with the short-term and long-term needs of the business and the interests of our stockholders. It also allows for the flexibility needed to recognize differences in performance by providing differentiated pay.

Management’s Role

The key elements of management’s role in determining compensation levels for the named executive officers are as follows:

•	Develop performance measures: Management identifies appropriate performance measures, recommends performance targets that are used to determine annual awards and develops individual performance objectives for each named executive officer.

•	Compile competitive market data: Management works with the compensation consultant in compiling compensation information and preparing the data for presentation to the Compensation Committee.

•	Develop compensation recommendations: Based on the compensation survey data and publicly disclosed compensation information, our Chief Executive Officer and our General Counsel and Vice President, Human Resources prepare recommendations for the named executive officers (other than the Chief Executive Officer himself) and present these recommendations to the Compensation Committee. Our Vice President, Operations Support, Chief Financial Officer and Treasurer also assists in the preparation of performance targets and objectives based on our short- and long-term growth plans. Our Chief Executive Officer also assists the Compensation Committee by providing input with regards to the fulfillment of the individual performance objectives of the named executive officers.

•	Chief Executive Officer compensation: After being provided the foregoing information with respect to the Chief Executive Officer, the Compensation Committee determines his compensation package and recommends it to the Board along with other named executive officer compensation for approval by independent members of the Board during executive session.

The Independent Consultant

The Compensation Committee has the authority under its charter to engage the services of outside advisors to assist in carrying out its duties. Under this authority, the Compensation Committee retained Compensation Strategies, Inc. in August 2007 to assist in the structuring of executive compensation for 2008. The Compensation Committee has continued to use Compensation Strategies, Inc. for assistance and reference with regards to executive compensation through 2009 and 2010 and into 2011. Compensation Strategies did not provide any other services to us in 2010. As mentioned above, in 2010 Compensation Strategies reviewed our annual bonus and long-term incentive programs; reviewed the perquisites available to our executives versus the competitive market; reviewed our executive compensation philosophy; provided a competitive review of director compensation; and provided a share ownership guideline review. The compensation consultant also provided competitive compensation data regarding the peer group to the Compensation Committee in November 2010 for the formulation of executive compensation in 2011.

Impact of Accounting and Tax Issues on Executive Compensation

In setting each executive’s compensation levels, we do not have a stated policy that all compensation must be deductible. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with our other compensation goals. The Compensation Committee and the Board analyze the overall expense arising from aggregate executive compensation levels and awards and the components of our pay programs. Section 162(m) places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and our three other most highly compensated officers, other than the principal financial officer. Compensation that qualifies as “performance-based compensation” under Section 162(m), including compensation pursuant to plans or arrangements approved by our stockholders, is not subject to the deduction limit. The Annual Incentive Plan and the Long-Term Plan have been approved by our stockholders; as a result, stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and annual cash incentive awards under all of these plans that qualify as “performance-based compensation” will not be subject to the deductibility limit imposed by Section 162(m).

Employment Contracts

As of December 31, 2007, we entered into an amended and restated employment agreement with Mr. Gordon Hunter, our Chairman of the Board, President and Chief Executive Officer, which replaced his employment agreement dated as of May 1, 2006. The employment agreement was amended and restated in order to comply with the requirements of Section 409A of the Code and the formal guidance issued thereunder (“Section 409A”). The term of the employment agreement runs until death, disability, or such time as terminated by us or Mr. Hunter. We may terminate Mr. Hunter’s employment at will or upon 60 days notice subject to certain payments as further discussed below in the section entitled, “Gordon Hunter’s Employment Agreement Post-Employment Provisions.” The employment agreement requires us to provide Mr. Hunter with a base salary of at least $525,000 per year, provisions for a home office, an automobile, and up to $15,000 in annual financial planning and tax counseling services. The employment agreement also contains non-disclosure, non-competition, non-solicitation and non-hire provisions for Mr. Hunter upon cessation of his employment with us. The foregoing description of the terms of the employment agreement is qualified in its entirety by reference to the employment agreement as set forth on Exhibit 10.2 to our Annual Report on Form 10-K for the fiscal year ended December 27, 2008.

Please see additional discussion regarding the terms of Mr. Hunter’s employment agreement below in the section entitled “Post-Employment Compensation.” Other than the change of control agreements also discussed below under “Post-Employment Compensation,” none of the other named executive officers have employment agreements.

Components of Total Compensation

The compensation of our named executive officers usually consists of five components:

•	base salaries;

•	annual incentive plan awards;

•	equity compensation;

•	perquisites and health and welfare programs; and

•	post-employment compensation.

Each component is designed to help achieve our compensation objectives and to contribute to a total package that is competitive, appropriately performance-based and valued by our executives.

A.	Base Salaries

Purpose:  The determination of each executive officer’s base salary is designed to attract, retain and motivate highly qualified executives by paying a competitive salary.

Administration:  Our Chief Executive Officer and our General Counsel and Vice President, Human Resources recommend officer salary levels (other than for the Chief Executive Officer) to the Compensation Committee for approval. The Compensation Committee reviews these recommendations along with the reference group information and other information and advice of the compensation consultant, if any, and makes its recommendations to the full Board for approval. The Compensation Committee determines and makes Chief Executive Officer salary recommendations to the full Board for approval by the independent directors.

Determination of amounts:  Base salary generally is targeted at the 50th percentile of the reference group, adjusted to compensate for individual scope of responsibility, years of experience, past and future contributions to our success and possible differences in compensation standards in the electronics industry. We strive to be market competitive in an effort to attract, retain and motivate talented executive officers. The named executive officers’ salaries are determined by market salary data and each individual’s position, responsibility and longevity within our company and performance in that position.

The base salaries for the named executive officers in 2010 were determined based on historical compensation for our named executive officers and on compensation information provided by the compensation consultant. Due to the continued uncertainty of the economy in the fall of 2009, the Compensation Committee deferred decisions regarding base salaries for our executive officers until February 2010. The Compensation Committee remained concerned about the economy in early 2010 but recognized that our executive officers’ base salaries had remained unchanged since 2008. Consequently, in February 2010, the Compensation Committee recommended to the Board and the Board approved an increase of 2% in base salary for the 2010 fiscal year for all executive officers as a cost-of-living adjustment. In 2011, the Compensation Committee recommended to the Board and the Board approved an increase of 3% in base salary for the 2011 fiscal year for all executive officers, effective as of February 1, 2011. The base salary amounts for the named executive officers, effective as of February 1, 2010, and February 1, 2011, respectively, are as follows:

	2010	2011
Name	Base Salary	Base Salary

Gordon Hunter	$649,230	$668,707
Philip G. Franklin	$351,696	$362,247
David W. Heinzmann	$281,112	$289,545
Ryan K. Stafford	$302,328	$311,398
Dal Ferbert	$232,662	$239,642

B.	Annual Incentive Plan

Purpose:  The Annual Incentive Plan is designed to provide a performance-based cash reward to the named executive officers (among other executives and key employees of the Company) for contributing to the achievement of our corporate goals and driving stockholder value, thereby addressing the objectives of our executive compensation policies.

Administration:  The Compensation Committee, after (1) consulting with our Chief Executive Officer and our General Counsel and Vice President, Human Resources, (2) reviewing the reference group information and other information and advice of the compensation consultant, if any, and (3) discussing the financial goals and targets of the Company for the next fiscal year with our Chief Executive Officer and our Vice President, Operations Support, Chief Financial Officer and Treasurer, establishes a threshold, target and a maximum amount that may be awarded as an annual incentive compensation award to each named executive officer for the calendar year. The threshold, target and maximum amounts are set as percentages of each named executive officer’s base salary.

Awards are granted based on an explicit formula approved by the Compensation Committee and recommended to the full Board for approval, typically at the first meeting of each year. At the end of each year, the amount of the total award payable to each of the executive officers is calculated by the Compensation Committee based on Company and individual performance measures using a mathematical formula weighting each of the factors. The Compensation Committee then recommends the awards to the full Board for approval.

The Compensation Committee retains the discretion to adjust any awards determined by the formula to make adjustments for extraordinary events, except that no adjustment will be made if it would cause an award subject to Section 162(m) to fail to qualify as “performance-based compensation” within the meaning of Section 162(m). In the past, these adjustments have included severance charges and extreme commodity price changes.

Determination of amounts:  Incentive amounts are earned based on the achievement of established objectives on a sliding scale from 0% to 200% of the target amount, which is set as a percentage of the recipient’s base salary. While we generally attempt to benchmark the 50th percentile of the total compensation of our reference group, we do not necessarily benchmark our annual incentive awards against a certain percentile of the reference group. We set the threshold, target and maximum amounts so that, if earned, we pay sufficient total annual compensation to remain competitive.

Annual incentive awards paid to individual named executive officers are based on both the actual financial results in relation to the target goals under the plan and an evaluation of the named executive officer’s performance in relation to his or her individual performance objectives. Approximately 80% of the award is tied to the actual financial results, such as sales, earnings per share and cash from operations, as well as performance measurements of the areas within the scope of authority of the named executive officer, in relation to the target goals under the plan and, except for Mr. Hunter, approximately 20% is based on individual performance objectives, some of which are qualitative in nature and might have required subjective determinations by the Committee in its discretion. Since Section 162(m) allows payout amounts to be reduced (but not increased) at the discretion of the Compensation Committee, 20% of Mr. Hunter’s award is fully-earned at a maximum level based on meeting a minimum amount of earnings per share, but may be reduced to appropriate levels based on performance against his stated goals, as determined by the Compensation Committee or Board in their negative discretion.

For 2010, the Company performance objectives at target level for the named executive officers consisted of earnings per share of $1.50, cash from operations of $60.0 million, and, for Messrs. Hunter, Franklin, Heinzmann and Stafford, sales of $466.6 million. Mr. Ferbert’s objectives did not include total corporate sales but rather included net sales and operating income for his business unit. For Mr. Ferbert, the net sales target for his business unit for 2010 was $75.4 million and the operating income target was $17.0 million.

The personal performance objectives vary for each named executive officer, as described below, and are tailored to the job responsibilities of each individual executive. Personal performance objectives considered in determining executive awards are subject to change year-to-year, depending on the needs of the Company and the role of the named executive officer; however, personal performance objectives in 2010 generally fall under four broad categories: (1) business performance, (2) strategic development, (3) talent development and (4) compliance and governance. Mr. Hunter’s personal performance objectives included (1) executing the annual operating plan; (2) developing talent and leadership; (3) refreshing corporate strategy; and (4) ensuring excellence in compliance and governance. Mr. Franklin’s personal performance objectives included (1) refreshing corporate strategy; (2) developing talent and leadership of the finance team; (3) ensuring excellence in compliance and governance; and (4) maintaining robust investor relations and shareholder communications. Mr. Heinzmann’s personal performance objectives included (1) driving operational excellence; (2) developing talent and leadership of the operations team; (3) completing global restructuring programs; and (4) supporting our Lean Enterprise initiative. Mr. Stafford’s personal performance objectives included (1) ensuring excellence in compliance and governance; (2) developing and overseeing the talent and leadership development programs of the Company; and (3) supporting our Lean Enterprise initiative. Mr. Ferbert’s personal performance objectives included (1) developing talent and leadership of the electrical business unit; and (2) executing the electrical business unit strategic plan.

While some of the 2010 individual performance objectives for each named executive officer may be measured by objective standards, others may be more qualitative in nature and are ultimately subject to the determination of the Compensation Committee based on input from our Chief Executive Officer. In the case of

Mr. Hunter, his 20% portion is fully earned on meeting an earnings per share threshold of $0.43 and then is subject to reduction by the Compensation Committee or the Board in their negative discretion based on individual performance against stated goals.

The following table summarizes Annual Incentive Plan target percentages for the named executive officers for 2010:

Minimum, Target and Maximum
Amounts as a Percentage of
Name	2010 Base Salary

Gordon Hunter	0, 100 & 200%
Philip G. Franklin	0, 70 & 140%
David W. Heinzmann	0, 60 & 120%
Ryan K. Stafford	0, 60 & 120%
Dal Ferbert	0, 60 & 120%

The threshold, target and maximum amounts as percentages of each named executive officer’s base salary are set forth in the Grants of Plan Based Awards in 2010 Table included in this Proxy Statement. We generally attempt to benchmark the 50th percentile of the total compensation of our reference group, but do not necessarily benchmark our annual bonus against a certain percentile of the reference group. We determine the threshold, target and maximum amounts so that, if earned, we pay sufficient total annual compensation to remain competitive. While our target bonus amounts often are larger than the adjusted median of the reference group, the Compensation Committee does this in order to place a larger percentage of total compensation “at risk” and conditioned on meeting Company and personal objectives. In addition, based on our previous financial performance and the projections for 2010 performance, the Compensation Committee set what it considered aggressive Company performance objectives for the Annual Incentive Plan in 2010.

In February 2011, the Compensation Committee made determinations as to the satisfaction of the individual performance factors for 2010 for each named executive officer and determined payouts under the Annual Incentive Plan for 2010. For 2010, the Company’s performance objectives for earnings per share, cash from operations and sales all exceeded the maximum amounts considered by the Compensation Committee for awards. These results particularly influenced the award decisions for Messrs. Hunter, Franklin, Heinzmann and Stafford, whose payouts were all at maximum payout levels for these measures. Mr. Ferbert also exceeded the net sales and operating income maximum for his business unit, and, therefore, his payout also equaled the maximum amount for these measures. In addition, the Compensation Committee positively reviewed each named executive officer’s performance against his respective individual performance objectives and, with the exception of Mr. Hunter, awarded the named executive officers a corresponding increase in their total incentive award at amounts approximately half way between the target level and the maximum level based on such reviews. As previously discussed, in order to comply with Section 162(m), Mr. Hunter’s individual performance amount under the Annual Incentive Plan is fully earned upon meeting the earnings per share threshold of $0.43 and then is subject to reduction based on individual performance against the stated goals. Mr. Hunter’s individual performance also was judged to exceed target levels but not reach maximum levels. Therefore, the Compensation Committee exercised its negative discretion to reduce the award to the appropriate level. Consequently, all of our named executive officers received payouts in excess of their respective target levels but short of the maximum payout. The table below shows the amounts awarded under the awards granted under the Annual Incentive Plan in 2010 for each named executive officer and the amount as a percentage of base salary.

	Amounts Awarded Under	Awarded Amount as
	the 2010 Annual	Percent of Base
Name	Incentive Plan	Salary

Gordon Hunter	$1,227,045	189%
Philip G. Franklin	$465,294	132%
David W. Heinzmann	$315,745	112%
Ryan K. Stafford	$341,752	113%
Dal Ferbert	$261,047	112%

At its February 2011 meeting, the Compensation Committee established the threshold, target and maximum amounts to be awarded under the Annual Incentive Plan for 2011 for the named executive officers, subject to achievement of financial objectives of the Company and individual performance objectives set by the Compensation Committee for 2011. The following table summarizes Annual Incentive Plan target percentages for the named executive officers for 2011:

Minimum, Target and Maximum
Amounts as a Percentage of
Name	2011 Base Salary

Gordon Hunter	0, 100 & 200%
Philip G. Franklin	0, 70 & 140%
David W. Heinzmann	0, 60 & 120%
Ryan K. Stafford	0, 60 & 120%
Dal Ferbert	0, 60 & 120%

C.	Equity Compensation

Purpose:  In 2010, the Compensation Committee awarded a combination of two types of equity awards under the Long-Term Plan to our named executive officers: stock option awards and restricted stock units. The Compensation Committee felt that the two award types emphasize the goals of our equity compensation: (1) to align each named executive officer’s financial interests with driving stockholder value, (2) to focus the named executive officers efforts on long-term financial performance of the Company and (3) to assist in the retention of our named executive officers.

Administration:  The Compensation Committee approves the awards of stock options and restricted stock units based upon (1) the recommendations of our Chief Executive Officer and our General Counsel and Vice President, Human Resources with respect to the named executive officers other than the Chief Executive Officer and on its own with respect to the Chief Executive Officer and (2) reviewing the reference group information and other information and advice of the compensation consultant, if any. The overall funding levels for our equity awards, however, are ultimately subject to the judgment and approval of the Compensation Committee to ensure appropriate alignment with the interest of our stockholders.

Over the last several years, the Compensation Committee has attempted to simplify and bring transparency to the equity compensation component of our compensation program: the Compensation Committee has eliminated the complication of the performance share/unit program, made the terms of equity awards to directors, officers and employees uniform and changed the restricted stock awards made to executive officers to restricted stock units to conform with the forms of awards made to the Board and other employees. Prior to 2010, stock options were typically granted with a four-year vesting period and an exercise price equal to the fair market value of our common stock on the date of grant. In 2010, stock options were granted with a three-year vesting period and an exercise price equal to the fair market value of our common stock on the date of grant. Neither the Littelfuse, Inc. Equity Incentive Compensation Plan (the “Equity Plan”), which was used for grants in years prior to 2010, nor the Long-Term Plan, which was approved at the 2010 Annual Meeting of Stockholders and was used for equity grants to officers and directors in 2010 and will be used for such grants in the future, permit grants of stock options with exercise prices below the fair market value of the stock at the time of the grant. Prior to 2010, the Compensation Committee granted restricted stock that typically vested at the rate of 25% per year on each of the first four anniversaries of the grant date. In 2010, the Compensation Committee granted restricted stock units (instead of restricted stock) with a three-year vesting period, so, as mentioned above, that the form of grants was consistent with grants made to members of the Board and other eligible employees. The switch to restricted stock units from restricted stock also was made for flexibility in the form of award payout and for tax reasons.

Before 2009, the Compensation Committee awarded performance share/unit awards to be paid out based on the achievement of performance factors determined at the end of a three-year performance period. For the awards granted prior to 2008, the performance shares/units earned after the three-year performance period vested ratably over a subsequent three-year period, with half of the vested amount paid in shares and half in cash. Beginning with the 2008 awards, the performance share/unit awards are paid out entirely in shares at the end of the three-year performance period. The Compensation Committee made these changes to the performance share/unit awards because it determined that the previous six-year payout structure was too long and did not have an adequate motivational value for the named executive officers. In February 2011, the Compensation Committee determined that the Company failed to meet the performance requirements for the performance share/unit awards granted in 2008 and, consequently, the performance share/unit awards were not earned.

Determination of Amounts:  Total equity compensation awards generally are targeted to the 50th percentile of our reference group. The allocation by the Committee between the types of equity compensation is based primarily on a combination of market practice, internal equity considerations, individual performance and relative importance of the objectives behind each of the types (i.e. long-term financial performance and retention). In 2010, the Committee determined that approximately 55% of the value of the equity awards should be made in stock options, with the remaining 45% of the value of the equity awards to be made in restricted stock units. The restricted stock unit awards and stock options granted in 2010 to the named executive officers are set forth in the Grants of Plan-Based Awards in 2010 Table below.

Stock Ownership Policy

As mentioned above under the Director Compensation section, we recently adopted a stock ownership policy that requires our executive officers and directors to hold and maintain a certain number of shares of common stock of the Company. Our Chief Executive Officer is required to hold a number of shares equal to five times (5X) his base salary, our Chief Financial Officer is required to hold a number of shares equal to three times (3X) his base salary, and each of our other vice presidents is required to hold a number of shares equal to two times (2X) his respective base salary. All new executive officers have five years from the date of election or appointment to satisfy their required stock ownership level. Like the directors, until such time as an officer achieves the required stock ownership level, that officer is required to retain 50% of the “net shares” of common stock realized from any equity awards granted by the Company. Failure to satisfy the applicable stock ownership level within the required compliance period may result in an officer being ineligible to receive their annual equity award, receiving any cash bonus in the form of shares of common stock, and/or being subject to a 100% retention requirement. All of our executive officers are in compliance with the guidelines and requirements set forth in our stock ownership policy.

D.	Perquisites and Health and Welfare Programs

Perquisites

The Chief Executive Officer and other named executive officers are provided with the opportunity to receive financial planning services and executive physicals on an annual basis. Each named executive officer is entitled to financial planning services at a maximum of $10,000 in the first year and $5,000 per year thereafter, except for Mr. Hunter, who, pursuant to his employment agreement, is entitled to $15,000 per year of financial planning, and approximately $5,500 per year for an executive physical. We provide these benefits to help our named executive officers efficiently manage their time and financial affairs and to allow them to stay focused on business issues and minimize distractions of this type. Additionally, Mr. Hunter is provided with a Company automobile as required by his employment agreement, the terms of which were established to remain competitive against our peers.

Health and Welfare Programs

We offer our executives the opportunity to participate in certain health and welfare programs. The named executive officers participate in the same programs designed for all of our full-time U.S. employees. We believe these programs are important components of a total compensation system, and we provide them to remain competitive. The core insurance package includes health, dental, disability and basic group life insurance coverage. The named executive officers are also provided with an increased amount of life insurance in order to provide a targeted level of coverage equal to three times base salary.

We provide this benefit to remain competitive with those companies with whom we compete for executive talent.

E.	Post-employment Compensation

Retirement Plans

In 2009, the Compensation Committee restructured the retirement benefits we provide to our employees, including our named executive officers. Effective April 1, 2009, we amended the Littelfuse, Inc. Retirement Plan (the “Pension Plan”) to freeze benefit accruals such that participants’ accrued benefits are frozen at April 1, 2009 levels. As a result of the amendment, no new participants are permitted to join the Pension Plan after the freeze date.

We terminated the Littelfuse, Inc. Supplemental Executive Retirement Plan (the “SERP”), effective December 31, 2009. No new benefits can be earned under the SERP on or after this date, other than certain change in control benefits and annual interest which is credited at the 5-year Treasury constant maturity rate until accounts are distributed. The SERP was a legacy plan with only two active participants, including one named executive officer. The changes to the Pension Plan and the SERP were undertaken as a cost-savings measure, but the Compensation Committee also believed that a modern mobile workforce does not value traditional defined benefit pension plans, such as the Pension Plan, and to remain competitive the Company should offer additional contributions to the Company’s 401(k) plan.

We now provide retirement benefits to our employees and named executive officers through the following plans:

Littelfuse, Inc. 401(k) Retirement and Savings Plan

The 401(k) Plan provides employees the opportunity to save for retirement on a tax-favored basis. Executives may elect to participate in the 401(k) Plan on the same basis as all our other employees. The Company amended the Littelfuse, Inc. 401(k) Plan, effective as of January 1, 2010, to provide fully vested matching contributions equal to 100% of the first 4% of a participant’s annual pay (subject to IRS compensation limits) contributed to the 401(k) Plan. In addition, the Plan provides for discretionary contributions for those eligible, active participants who were participants in the Company’s Pension Plan, with a minimum of 10 years of service as of January 1, 2010, and have a combined age and years of service of at least 60 as of January 1, 2010 (the “60 Point Group”). The Company has currently set these contributions at 5% of base pay (subject to IRS compensation limits). For 2010, the Company has also decided to make a discretionary company contribution on behalf of all eligible participants equal to 2% of base salary paid in 2010.

Littelfuse, Inc. Supplemental Retirement and Savings Plan

The Company established the Littelfuse, Inc. Supplemental Retirement and Savings Plan, effective January 1, 2010 (the “Supplemental Plan”), for certain management employees, including the named executive officers. The Supplemental Plan is a non-qualified retirement plan that allows participants to plan for retirement by deferring up to 90% of their annual pay to the Supplemental Plan. The Supplemental Plan provides fully vested matching contributions to participants who also are participants in the 401(k) Plan in an amount up to 4% of a participant’s annual pay in excess of the IRS compensation limit that is deferred to the 401(k) Plan or the Supplemental Plan less the amount we contribute for the participant as a match to the 401(k) Plan. The Company may also provide fully vested contributions to certain members of the 60 Point Group. Such contributions, if any, will generally equal the contribution made to the 60 Point Group under the 401(k) Plan determined without regard to the IRS compensation limit ($245,000 for 2010) less the amount of the actual contribution made to the 60 Point Group under the 401(k) Plan. The Company amended the Supplemental Plan, effective as of January 1, 2010, to ensure that it tracks the compensation definitions and 60 Point Group contribution percentages used under similar provisions in the 401(k) Plan.

Post-Employment Compensation

The Company has in place change of control agreements with each of our named executive officers. The change of control agreements, which were effective as of January 1, 2009, contain substantially the same material terms and conditions as the prior agreements, but the minimum threshold to trigger a change of control was increased and certain changes were made to guarantee the agreements were consistent with the requirements of Section 162(m) and Section 409A. If, within the two-year period following a change of control, the named executive officer terminates his employment for good reason or is terminated other than for cause, the named executive officer will be entitled to receive certain compensation and benefits. Provisions under these change of control agreements are based on competitive practice and are designed to ensure that the named executive officers’ interests remain aligned with the interests of the stockholders should a potential change of control arise. A change of control situation may undermine our named executive officers’ job security, and it is to our benefit to encourage the named executive officers to seek out beneficial business transactions and to remain with us through the closing of the transaction, even though their futures may be uncertain as a result. As such, we structured the change of control provisions in the named executive officers’ agreements with a “double trigger,” which requires termination of the executive without cause or by the executive for good reason in connection with or shortly following a change of control. This structure essentially places the decision of whether to trigger change of control benefits largely in the hands of the acquiring company, since the consummation of the transaction alone would not trigger the benefit.

Pursuant to his employment agreement, in the event Mr. Hunter terminates his employment for good reason or is terminated other than for cause, he will be entitled to receive certain compensation and benefits. These additional termination-related payments are provided for under his employment agreement, the provisions of which are based on competitive practice.

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the SEC, including this Proxy Statement, in whole or in part, the following Compensation Committee Report shall not be deemed to be incorporated by reference into any such filings.

Compensation Committee Report

To the Board of Directors of Littelfuse, Inc.:

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement.

Based on the review and discussion referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this Proxy Statement and in our Annual Report on Form 10-K for the year ended January 1, 2011.

Compensation Committee:

John P. Driscoll (Chairman)
Tzau-Jin (T. J.) Chung
William P. Noglows

Compensation Tables and Narrative Disclosures

The following table sets forth compensation information for our named executive officers for services rendered in all capacities to us and our subsidiaries in fiscal years 2010, 2009 and 2008.

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other	Total
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Compensation
Name and Principal Position	Year	($)(1)	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Gordon Hunter	2010	649,230	—	509,773	602,040	1,227,045	25,578	44,694	3,058,360
Chairman of the	2009	636,650	—	544,096	501,216	—	0	43,466	1,725,728
Board, President and Chief Executive Officer	2008	636,650	—	655,625	463,524	39,039	33,991	37,369	1,866,198
Philip G. Franklin	2010	351,696	—	184,529	217,500	465,294	50,623	19,191	1,288,833
Vice President,	2009	344,800	—	152,680	181,608	—	38,631	249,311	967,030
Operations Support, Chief Financial Officer and Treasurer	2008	344,800	—	237,693	168,204	60,823	79,055	171,707	1,062,282
David W. Heinzmann	2010	281,112	—	145,349	172,260	315,745	89,195	11,693	1,015,354
Vice President,	2009	275,600	—	120,756	142,968	—	0	6,454	545,778
Global Operations	2008	275,600	—	186,958	132,252	43,655	54,986	5,963	699,414
Ryan K. Stafford	2010	302,328	—	147,876	174,000	341,752	7,953	16,314	990,223
General Counsel and	2009	296,400	—	122,144	145,176	—	0	10,794	574,514
Vice President, Human Resources	2008	296,400	—	189,925	134,820	45,527	22,242	103,483	792,397
Dal Ferbert	2010	232,662	—	91,001	107,880	261,047	148,008	11,003	851,601
Vice President and	2009	228,100	—	102,712	122,544	—	14,571	7,564	475,491
General Manager, Electrical Business Unit	2008	228,100	—	160,077	112,992	136,740	128,032	5,749	771,690

(1)	All cash compensation received by each named executive officer is found in either the Salary or Non-Equity Incentive Plan Compensation columns of this Table. The amounts that would generally be considered annual “bonus” awards are found under the Non-Equity Incentive Plan Compensation column.

(2)	The amounts in these columns reflect the full grant date fair value for the years 2008, 2009, and 2010, in accordance with ASC Topic 718, of performance share/unit awards, restricted stock awards, restricted stock units and option awards under our Equity Plan and its predecessors. The maximum values, as of the grant date, of the 2008 performance stock awards under the highest level of performance conditions are 1,090,000, 395,097, 315,545, 311,065 and 266,022 for Messrs. Hunter, Franklin, Heinzmann, Stafford and Ferbert, respectively. Assumptions used in the calculation of these amounts are described in Note 13 to our audited financial statements for the fiscal year ended January 1, 2011 included in our Annual Report on Form 10-K filed with the SEC on February 25, 2011.

(3)	Represents payouts for performance under the Annual Incentive Plan. See “Compensation Discussion and Analysis” and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2010 Table” for a discussion of how amounts were determined.

(4)	Amounts shown in this column for 2010 represent the increase in the actuarial present value of each Named Executive Officer’s accumulated benefit under the Littelfuse, Inc. Retirement Plan from January 2, 2010 to January 1, 2011. Although the Plan was frozen effective April 1, 2009, each NEO had an increase in the actuarial present value of his benefit under the Plan, largely due to the passage of time, and a decrease in the discount rate used to value the Plan’s liabilities (from 7.00% to 5.85% per annum) from January 2, 2010 to January 1, 2011.

(5)	The amounts in this column for 2010 reflect matching contributions allocated by us to each named executive officer pursuant to our 401(k) Plan, which is generally available to all employees, and the cost of insurance premiums paid by us with respect to term life insurance and disability insurance. Each named executive officer also receives tax and financial planning services provided by a third-party service provider and a physical examination. In addition, Mr. Hunter’s amount includes the value of the personal use of a Company automobile, including maintenance, fuel and upkeep costs, and spouse travel of $423 for one industry event, and Mr. Franklin’s amount includes club membership dues.

The following table provides additional information with respect to options and stock-based awards granted in 2010, the value of which was provided in the Stock Awards and Options Awards columns of the Summary Compensation Table, and the potential range of payouts associated with the Annual Incentive Plan.

Grants of Plan-Based Awards in 2010 Table

										All Other
										Option	Exercise	Grant Date
			Estimated Possible Payouts						All Other	Awards: #	or Base	Fair Value of
			Under Non-Equity Incentive Plan			Estimated Future Payouts Under Equity Incentive Plan			Stock Awards:	of	Price of	Stock and
			Awards			Awards			# of	Securities	Option	Option
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Shares of	Underlying	Awards	Awards
Name	Date		($)	($)	($)	(#)	(#)	(#)	Stock or Units	Options	($/Sh)	($)(1)

Gordon Hunter	4/30/2010	(2)	—	—	—	—	—	—	12,100	—	—	509,773
	4/30/2010	(3)	—	—	—	—	—	—	—	34,600	42.13	602,040
	N/A	(4)	—	649,230	1,298,460	—	—	—	—	—	—	—
Philip G. Franklin	4/30/2010	(2)	—	—	—	—	—	—	4,380	—	—	184,529
	4/30/2010	(3)	—	—	—	—	—	—	—	12,500	42.13	217,500
	N/A	(4)	—	246,187	492,374	—	—	—	—	—	—	—
David W. Heinzmann	4/30/2010	(2)	—	—	—	—	—	—	3,450	—	—	145,349
	4/30/2010	(3)	—	—	—	—	—	—	—	9,900	42.13	172,260
	N/A	(4)	—	168,667	337,334	—	—	—	—	—	—	—
Ryan K. Stafford	4/30/2010	(2)	—	—	—	—	—	—	3,510	—	—	147,876
	4/30/2010	(3)	—	—	—	—	—	—	—	10,000	42.13	174,000
	N/A	(4)	—	181,397	362,794	—	—	—	—	—	—	—
Dal Ferbert	4/30/2010	(2)	—	—	—	—	—	—	2,160	—	—	91,001
	4/30/2010	(3)	—	—	—	—	—	—	—	6,200	42.13	107,880
	N/A	(4)	—	139,597	279,194	—	—	—	—	—	—	—

(1)	Represents the full grant date fair value of stock and option awards reported in this table determined in accordance with ASC Topic 718, based on the assumptions discussed under the Summary Compensation Table. The options granted on April 30, 2010 had a grant date fair value of $17.40 per share; the restricted stock units granted on April 30, 2010 are valued at $42.13 per unit.

(2)	Represents grants of restricted stock units awarded under the Long-Term Plan. See “Compensation Discussion and Analysis” and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2010 Table” for information regarding the vesting of restricted stock.

(3)	Represents stock options awarded under the Long-Term Plan. See “Compensation Discussion and Analysis” and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2010 Table” for information regarding the vesting of stock options.

(4)	Represents payouts for 2010 performance under the Annual Incentive Plan. See “Compensation Discussion and Analysis” and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2010 Table” for a discussion on how amounts were determined.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2010 Table

Annual Incentive Plan

The amounts listed in the Threshold, Target and Maximum columns under the Estimated Possible Payouts Under Non-Equity Incentive Plan Awards heading of the Grants of Plan-Based Awards in 2010 Table represent the potential range of cash awards for the Annual Incentive Plan for 2010. For 2010, a threshold, target and maximum award was established for each Named executive officer as a percent of base salary as shown below.

Annual Incentive Plan Minimum,
Target and Maximum as Percent of
Name	Base Salary

Gordon Hunter	0, 100 & 200%
Philip G. Franklin	0, 70 & 140%
David W. Heinzmann	0, 60 & 120%
Ryan K. Stafford	0, 60 & 120%
Dal Ferbert	0, 60 & 120%

Option Awards and Restricted Stock Unit Awards

The stock option awards granted in 2010 vest ratably over three years and have a seven-year term. The restricted stock units granted in 2010 also vest ratably over three years. Upon vesting, one share of our common stock will be delivered for each restricted stock unit award (or, where non-US law prohibits settlement in stock, payment may be made in cash).

See “Compensation Discussion and Analysis” for a discussion of the proportion of salary and bonus in relation to total compensation, which is discussed under “Allocation between Cash and Non-Cash Compensation and Current and Long-Term Compensation,” and other material terms of our named executive officers’ compensation and the related amounts included in the foregoing tables.

The following table provides information regarding the outstanding equity awards held by each of the Named executive officers as of January 1, 2011.

Outstanding Equity Awards at 2010 Fiscal Year-End Table

	Option Awards						Stock Awards
									Equity
									Incentive
									Plan
								Equity	Awards:
								Incentive	Market
								Plan	or Payout
								Awards:	Value of
							Market	# of	Unearned
						# of	Value of	Unearned	Shares,
						Shares	Shares or	Shares,	Units or
	# of					or Units	Units of	Units or	Other
	Securities	# of Securities				of Stock	Stock	Other	Rights
	Underlying	Underlying				That	That	Rights	That
	Unexercised	Unexercised		Option	Option	Have	Have Not	That	Have Not
	Options -	Options -		Exercise	Expiration	Not	Vested	Have Not	Vested
Name	Exercisable	Unexercisable		Price($)	Date	Vested(3)	($)(4)	Vested	($)

Gordon Hunter	12,000	0		26.51	11/07/2013	44,545	2,096,288	0	0
	30,000	0		28.08	11/07/2013
	30,000	0		38.11	04/30/2014
	20,000	0		31.80	01/18/2015
	60,000	0		27.21	05/06/2015
	60,000	0		34.33	05/05/2013
	45,000	15,000	(1)	41.22	04/27/2014
	18,050	18,050	(1)	36.33	04/25/2015
	2,700	68,100	(1)	13.88	04/24/2016
	0	34,600	(2)	42.13	04/30/2017
Phillip G. Franklin	4,000	0		19.188	01/04/2014	13,735	646,369	0	0
	4,400	0		35.50	04/28/2012
	4,400	0		35.50	04/28/2014
	4,400	0		35.50	04/28/2015
	1,516	0		27.10	04/27/2012

	Option Awards						Stock Awards
									Equity
									Incentive
									Plan
								Equity	Awards:
								Incentive	Market
								Plan	or Payout
								Awards:	Value of
							Market	# of	Unearned
						# of	Value of	Unearned	Shares,
						Shares	Shares or	Shares,	Units or
	# of					or Units	Units of	Units or	Other
	Securities	# of Securities				of Stock	Stock	Other	Rights
	Underlying	Underlying				That	That	Rights	That
	Unexercised	Unexercised		Option	Option	Have	Have Not	That	Have Not
	Options -	Options -		Exercise	Expiration	Not	Vested	Have Not	Vested
Name	Exercisable	Unexercisable		Price($)	Date	Vested(3)	($)(4)	Vested	($)

	4,400	0		27.10	04/27/2013
	4,400	0		27.10	04/27/2014
	4,400	0		27.10	04/27/2015
	4,400	0		27.10	04/27/2016
	4,400	0		25.20	04/26/2014
	4,400	0		25.20	04/26/2015
	4,400	0		25.20	04/26/2016
	4,400	0		25.20	04/26/2017
	22,000	0		38.11	04/30/2014
	22,000	0		27.21	05/06/2015
	22,000	0		34.33	05/05/2013
	16,500	5,500	(1)	41.22	04/27/2014
	6,550	6,550	(1)	36.33	04/25/2015
	0	24,675	(1)	13.88	04/24/2016
	0	12,500	(2)	42.13	04/30/2017
David W. Heinzmann	500	0		19.75	07/30/2014	10,840	510,130	0	0
	500	0		34.62	07/28/2014
	500	0		34.62	07/28/2015
	600	0		27.50	07/27/2014
	600	0		27.50	07/27/2015
	600	0		27.50	07/27/2016
	10,000	0		20.24	05/02/2013
	15,000	0		38.11	04/30/2014
	15,000	0		27.21	05/06/2015
	15,000	0		34.33	05/05/2013
	11,250	3,750	(1)	41.22	04/27/2014
	5,150	5,150	(1)	36.33	04/25/2015
	6,475	19,425	(1)	13.88	04/24/2016
	0	9,900	(2)	42.13	04/30/2017
Ryan K. Stafford	11,250	3,750	(1)	31.32	01/03/2014	10,995	517,425	0	0
	11,250	3,750	(1)	41.22	04/27/2014
	5,250	5,250	(1)	36.33	04/25/2015
	6,575	19,725	(1)	13.88	04/24/2016
	0	10,000	(2)	42.13	04/30/2017
Dal Ferbert	800	0		23.00	04/25/2012	8,455	397,892	0	0
	800	0		25.25	05/01/2012
	800	0		25.25	05/01/2013
	800	0		20.125	04/30/2012
	800	0		20.125	04/30/2013
	800	0		20.125	04/30/2014
	1,600	0		35.50	04/28/2012
	1,600	0		35.50	04/28/2013
	1,600	0		35.50	04/28/2014

	Option Awards						Stock Awards
									Equity
									Incentive
									Plan
								Equity	Awards:
								Incentive	Market
								Plan	or Payout
								Awards:	Value of
							Market	# of	Unearned
						# of	Value of	Unearned	Shares,
						Shares	Shares or	Shares,	Units or
	# of					or Units	Units of	Units or	Other
	Securities	# of Securities				of Stock	Stock	Other	Rights
	Underlying	Underlying				That	That	Rights	That
	Unexercised	Unexercised		Option	Option	Have	Have Not	That	Have Not
	Options -	Options -		Exercise	Expiration	Not	Vested	Have Not	Vested
Name	Exercisable	Unexercisable		Price($)	Date	Vested(3)	($)(4)	Vested	($)

	1,600	0		35.50	04/28/2015
	2,000	0		27.10	04/27/2012
	2,000	0		27.10	04/27/2013
	2,000	0		27.10	04/27/2014
	2,000	0		27.10	04/27/2015
	2,000	0		27.10	04/27/2016
	3,000	0		25.20	04/26/2013
	3,000	0		25.20	04/26/2014
	3,000	0		25.20	04/26/2015
	3,000	0		25.20	04/26/2016
	3,000	0		25.20	04/26/2017
	15,000	0		20.24	05/02/2013
	15,000	0		38.11	04/30/2014
	15,000	0		27.21	05/06/2015
	15,000	0		34.33	05/05/2013
	11,250	3,750	(1)	41.22	04/27/2014
	4,400	4,400	(1)	36.33	04/25/2015
	5,550	16,650	(1)	13.88	04/24/2016
	0	6,200	(2)	42.13	04/30/2017

(1)	Option awards expire seven years from the date of grant and vest 25% on the first four anniversaries.

(2)	Option awards expire seven years from the date of grant and vest 33% on the first three anniversaries.

(3)	Represents outstanding grants of (a) restricted stock and (b) restricted stock units. Shares of restricted stock are issued in the name of the executive but held by us subject to restrictions relating to continued employment with us that lapse by 25% per year over the next four-year period. Restricted stock units vest 33% per year over the next three-year period and settle in shares of common stock for our named executive officers. Our quarterly dividend paid to holders of shares of our common stock also are paid to outstanding unvested restricted stock but not on the outstanding unvested restricted stock units.

(4)	Values are based on the closing price of $47.06 per share of our common stock on the NASDAQ on December 31, 2010, the last business day of fiscal 2010. There is no guarantee that, if or when the restricted stock and restricted stock units vest, they will have this value.

The following table provides the amounts received upon exercise of options or similar instruments or the vesting of stock or similar instruments during the most recent fiscal year.

Options Exercises and Stock Vested in 2010 Table

	Option Awards		Stock Awards
	# of Shares		# of Shares
	Acquired on	Value Realized	Acquired on	Value Realized on
Name	Exercise	Upon Exercise ($)	Vesting (1)	Vesting ($)(2)

Gordon Hunter	30,000	875,444	11,323	430,274
Philip G. Franklin	72,309	1,587,375	3,303	125,514
David W. Heinzmann	18,400	349,125	2,608	99,104
Ryan K. Stafford	0	0	2,643	100,434
Dal Ferbert	8,800	127,854	2,223	84,474

(1)	Includes vested restricted shares awarded under the Equity Plan.

Pursuant to restricted shares awarded on April 25, 2008, the restrictions lapsed on May 10, 2010 on the equivalent of 1,523, 553, 443, 433 and 373 shares for Messrs. Hunter, Franklin, Heinzmann, Stafford and Ferbert, respectively, all of which were issued in stock.

Pursuant to restricted shares awarded on April 24, 2009, the restrictions lapsed on May 10, 2010 on the equivalent of 9,800; 2,750; 2,200; 2,175 and 1,850 shares for Messrs. Hunter, Franklin, Heinzmann, Stafford and Ferbert, respectively, all of which were issued in stock.

(2)	The value of restricted shares vested and released on May 10, 2010 is based on the closing price of $38.00 per share on that date.

Pension Benefits

The table below provides the actuarial present value of the named executive officers’ accumulated benefits and the number of years of service credited to each named executive officer under the frozen Pension Plan.

2010 Pension Benefits Table

		Number of	Present Value of	Payments
		Years Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)(1)	($)

Gordon Hunter	Littelfuse, Inc. Retirement Plan	5	$144,216	—
Philip G. Franklin	Littelfuse, Inc. Retirement Plan	10	$286,145	—
David W. Heinzmann	Littelfuse, Inc. Retirement Plan	24	$321,839	—
Ryan K. Stafford	Littelfuse, Inc. Retirement Plan	2	$26,004	—
Dal Ferbert	Littelfuse, Inc. Retirement Plan	33	$749,191	—

(1)	The figures shown in the Pension Benefits Table represent the present value, as of January 1, 2011, of the benefits earned under the Pension Plan as of April 1, 2009, the date benefits under the Plan were frozen. Present values were determined based on the following assumptions:

(a)	Each named executive officer is assumed to continue in active service until the earliest date at which he is entitled to retire and commence to receive unreduced benefit payments;

(b)	The benefit for each named executive officer is assumed to be paid as an annuity for the life of the named executive officer;

(c)	The discount rate and mortality assumptions used to value the plan for the purposes of disclosure pursuant to ASC 715-30 as of January 1, 2011. Specifically, a discount rate of 5.85% per annum and the PPA 2011 Annuitant and Non-Annuitant Mortality Table (post-retirement only) were used.

Before April 1, 2009, all U.S. employees, including the named executive officers, were eligible to participate in our non-contributory, defined benefit retirement plan, qualified under the applicable provisions of the Internal Revenue Code, upon completion of one year of service. The Company froze benefit accruals under the Pension Plan, effective April 1, 2009. Hence, no participant, including the named executive officers, accrued any additional benefit for 2010.

The Pension Plan provides a benefit equal to 1% of final average monthly compensation plus 1/2% of final average monthly compensation in excess of covered compensation, for each year of credited service over one. “Final average monthly compensation” is the monthly average of the five consecutive calendar years’ compensation out of the last ten completed calendar years that give the highest average and does take into account compensation on or after the freeze date of April 1, 2009 (except as may be required by law). Compensation considered is base pay or wages actually paid, excluding overtime and bonuses, and is further subject to the IRS qualified plan pay limit. Participants become 100% vested after completion of five years of service, which vesting service a participant can continue to earn, irrespective of the freeze date.

The benefit is payable as a life annuity commencing at the plan’s normal retirement date, which is the first of the month coincident with or next following the attainment of age 65 and completion of five years of vesting service. Participants are eligible for early retirement upon attaining age 55 and completing ten years of vesting service. Participants opting for early retirement are eligible for immediate commencement of their benefit, with that benefit unreduced if payments commence at or after age 62, and reduced by formula for commencements prior to age 62. Participants separating from service after becoming 100% vested in their benefit but prior to becoming eligible for early retirement are eligible to start receiving their benefit payments as early as age 55, but that benefit will be actuarially reduced if payments commence prior to their normal retirement date.

In addition to the formula benefit described above, participants who retire after becoming eligible for early retirement but prior to their normal retirement date are entitled to receive a temporary supplemental monthly retirement income beginning at age 62, with such monthly payment continuing until their attainment of age 65. This supplement is adjusted annually to reflect inflation, but is ultimately capped at $600 per month. The group of employees eligible to receive the temporary supplemental monthly retirement income was frozen as of April 1, 2009. None of the named executive officers are eligible for the temporary supplemental monthly retirement income.

Nonqualified Deferred Compensation

The following table discloses contributions, earnings and balances under the SERP and the Supplemental Plan for each named executive officer.

2010 Nonqualified Deferred Compensation Table

	Executive	Company	Aggregate		Aggregate	Aggregate
	Contributions	Contributions	Earnings		Withdrawals/	Balance
	in 2010	in 2010	in 2010		Distributions	at 01/01/2011
Name	($)	($)	($)		($)	($)

Gordon Hunter	65,404	—	9,539	(1)	—	74,943
Philip G. Franklin	—	—	65,257	(2)	—	1,696,677	(3)
David W. Heinzmann	N/A	N/A	N/A		N/A	N/A
Ryan K. Stafford	N/A	N/A	N/A		N/A	N/A
Dal Ferbert	4,709	—	490	(1)	—	5,199

(1)	This represents interest earnings credited to the executive’s account in the Supplemental Retirement Savings Plan. Interest earnings credited to this account are derived from the actual returns on the investment options available via the 401(k) Plan, and the allocation the executive makes amongst those qualified plan investment options. Given that these investment options are available to all employees participating in the non-discriminatory, tax-qualified 401(k) Plan, the interest earnings credited to the Supplemental Plan are not considered to be above market and, thus, do not need to be reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

(2)	This represents interest earnings credited to the executive’s account in the Supplemental Plan. Interest earnings were credited to this account at a rate of 4.00% per annum. None of the interest earnings credited in 2010 were in excess of the amount of interest earnings that would have been credited in 2010 had the interest crediting rate been equal to 120% of the long-term Applicable Federal Rate published by the Internal Revenue Service for December 2010 (4.24%). As such, none of the interest earnings credited to the executive’s account in 2010 need to be reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

(3)	This amount includes no contribution by Mr. Franklin, $1,190,604 of Company contributions and $506,073 of interest earnings. Includes amounts reported as compensation for Mr. Franklin in the Summary Compensation Table for 2010, 2009, and 2008, as follows: $0, $231,371, and $156,586, respectively, in the “All Other Compensation” column and $0, $38,631, and $27,966, respectively, in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column. As of January 1, 2011, Mr. Franklin is 100% vested in his SERP account balance.

We continue to maintain the SERP, a non-qualified deferred compensation plan that was terminated effective December 31, 2009 until all benefits that are due to participants are paid out. The SERP was a legacy plan that was closed to new participants several years ago. The plan was intended to provide supplemental retirement benefits to enable us to attract and retain executives. Mr. Franklin is the only named executive officer who is a participant in the SERP. Upon his termination or retirement, benefits would generally be paid as a lump sum as soon as administratively feasible following a six month deferral period as required by Section 409A. No new benefits can be earned on or after December 31, 2009, other than certain change of control benefits described below and annual interest to be credited based on the five-year Treasury constant maturity rate until the accounts are distributed.

The SERP is an unfunded plan with a notional account maintained for each participant. Before the SERP was terminated, an allocation was made on December 31 of each year to each active participant’s notional account. The amount of the allocation was the amount necessary to fully fund the participant’s target benefit (described below) by December 31 of the year ending coincident with or immediately preceding his attainment of age 62, the normal retirement date under the SERP. In addition to this annual allocation, on December 31 of each year, each active participant’s notional account was credited with interest of 8.00% of the account balance as of the previous December 31.

The target benefit under the SERP was 65% of the participant’s final average compensation, prorated if the participant’s projected years of service until his normal retirement date is less than 12 years, and offset by (a) the benefits attributable to employer contributions under any qualified retirement plans maintained by us and (b) 50% of the participant’s estimated Social Security retirement benefit. With regard to offset (a), the benefit was projected to the participant’s normal retirement date and converted to a joint and 50% survivor annuity. “Final average compensation” is the average annual compensation paid to the participant by us during the five consecutive calendar year period preceding his termination of employment.

On October 9, 2009, the Company adopted the Littelfuse, Inc. Supplemental Retirement and Savings Plan, effective January 1, 2010 (the “Supplemental Plan”), for certain management employees, including the named executive officers. The Supplemental Plan is a non-qualified retirement plan that allows participants to plan for retirement by deferring up to 90% of their annual compensation to the Supplemental Plan. The Supplemental Plan provides (1) fully vested matching contributions to participants who are participants in the 401(k) Plan and who earn annual compensation in excess of the IRS compensation limit applicable to the 401(k) Plan ($245,000 for 2010) in an amount equal to up to 4% of a participant’s annual compensation in excess of the IRS compensation limit that is deferred to the 401(k) Plan or the Supplemental Plan less the amount we contribute for the Participant as a match to the 401(k) Plan and (2) fully vested non-elective contributions equal to 5% of a participant’s annual compensation in excess of the IRS compensation limit to those participants who are part of the 60 Point Group.

Post-Employment Compensation

Upon the termination of employment of a named executive officer, that officer may be entitled to additional benefits or payments beyond those provided under our benefit plans, depending on the event triggering the termination. The events that would trigger a named executive officer’s entitlement to additional benefits or payments, and the estimated value of these additional benefits or payments, are described in the following table. The table has been prepared assuming a termination date and, where applicable, a change of control date, of January 1, 2011, the last day of our 2010 fiscal year, and a stock price of $47.06 per share, which was the closing price of our common stock on December 31, 2010 (the last trading day of fiscal year 2010):

					Voluntary
	Voluntary		Voluntary		Resignation for
	Resignation for		Resignation		Good Reason or
	Good Reason or		other than for		Involuntary
	Involuntary		Good Reason or		Termination other
	Termination		Involuntary		than for Cause
	other than for		Termination		within 2 years of a
	Cause		for Cause		Change of Control		Death		Disability		Retirement

Gordon Hunter	$2,637,061	(1)	$74,943	(8)	$16,263,917	(2)	$7,185,293	(3)	$5,237,603	(4)	$3,884,019	(5)
Philip G. Franklin	$1,696,677	(6)	$1,696,677	(6)	$8,482,955	(2)	$4,092,362	(3)	$3,037,274	(4)	$2,991,469	(5)
David W. Heinzmann	—		—		$4,475,428	(2)	$1,896,563	(3)	$1,053,227	(4)	$1,017,148	(5)
Ryan K. Stafford	—		—		$4,780,256	(2)	$2,034,380	(3)	$1,127,396	(4)	$1,090,690	(5)
Dal Ferbert	$5,199	(7)	$5,199	(8)	$3,649,994	(2)	$1,587,851	(3)	$889,865	(4)	$867,276	(5)

(1)	The figure shown represents one year of annual base salary, one year Annual Incentive Plan target bonus, the cost of one year of continued coverage under our group health, dental and life insurance plans, the cost of outplacement services (at the maximum of $25,000) and 100% of the value of Mr. Hunter’s Supplemental Plan account as of January 1, 2011. Mr. Hunter is 100% vested in his Supplemental Plan account balance, and is entitled to this amount upon death or disability, at retirement, upon any resignation from the Company, or if his employment is terminated, involuntarily or voluntarily, by the Company with or without cause. In addition, Mr. Hunter is entitled to a pro-rata portion of his Annual Incentive Plan bonus for the year of his termination, which for 2010 would be $1,227,045. These additional benefits and payments are conditioned upon Mr. Hunter signing a waiver and release of claims agreement.

(2)	The figure shown represents two years of annual base salary, two times the highest Annual Incentive Plan bonus in the last three years, the value of all unvested options, all unvested restricted stock, all unvested restricted stock units, the cost of two years of continued coverage under our group health plan with a tax gross-up, the cost of outplacement services for up to two years (at the maximum of 15% of annual base salary) and an excise tax gross-up on the entire amount. The named executive officer is also entitled to a pro-rata portion of his Annual Incentive Plan bonus for the year of his termination, with that bonus assumed to be no less than the highest recent annual bonus paid to him. The full 2010 Annual Incentive Plan bonus is included in the figure shown for all parties. The full SERP account balance as of January 1, 2011 is included in the figure shown for Mr. Franklin. For each of Mr. Hunter and Mr. Ferbert, his full, respective Supplemental Plan account balances, as of January 1, 2011, is included in the figures shown. In addition to the above additional benefits and payments, the named executive officer is no longer bound by any non-compete agreements.

(3)	The figure shown represents life insurance coverage equal to three times annual base salary, the value of all unvested options and a pro rata portion of restricted stock and restricted stock units (assuming full vesting and exercise on January 1, 2011). In addition, Mr. Hunter is entitled to a pro-rata portion of his Annual Incentive Plan bonus for the year of his death, which for 2010 would be $1,227,045. For Mr. Franklin, the figure shown also includes the full value as of January 1, 2011 of his SERP account. For each of Mr. Hunter and Mr. Ferbert, the figure shown also includes the full value, as of January 1, 2011, of his respective Supplement Plan account.

(4)	The figure shown represents life insurance coverage equal to three times annual base salary, the value of all unvested options and a pro rata portion of restricted stock and restricted stock units (assuming full vesting and exercise on January 1, 2011). In addition, Mr. Hunter is entitled to a pro-rata portion of his Annual Incentive Plan bonus for the year of his disability, which for 2010 would be $1,227,045. For Mr. Franklin, the figure shown also includes the full value as of January 1, 2011 of his SERP account. For each of Mr. Hunter and Mr. Ferbert, the figure shown also includes the full value, as of January 1, 2011, of his respective Supplement Plan account.

(5)	The figure shown represents the value of all unvested options and a pro rata portion of restricted stock and restricted stock units (assuming full vesting and exercise on January 1, 2011). For Mr. Franklin, the figure shown also includes the full value as of January 1, 2011 of his SERP account. For each of Mr. Hunter and Mr. Ferbert, the figure shown also includes the full value, as of January 1, 2011, of his respective Supplement Plan account.

(6)	As of January 1, 2011, Mr. Franklin is 100% vested in his SERP account balance. The figure shown represents 100% of the value of Mr. Franklin’s SERP account as of January 1, 2011. Mr. Franklin is entitled to this amount at retirement, upon any resignation from the Company, or if his employment was involuntarily terminated by the Company without cause or violated the noncompete provisions. If Mr. Franklin was terminated by the Company for cause or he violated the noncompete provisions in the SERP, he would forfeit the amount of the SERP account.

(7)	The figure shown represents 100% of the value of Mr. Ferbert’s Supplemental Plan account as of January 1, 2011. As of January 1, 2011, Mr. Ferbert is 100% vested in his Supplemental Plan account balance, and is entitled to this amount upon death or disability, at retirement, upon any resignation from the Company, or if his employment is terminated, voluntarily or involuntarily, by the Company with or without cause.

(8)	For each of Mr. Hunter and Mr. Ferbert, the figure shown represents 100% of the value of his respective Supplemental Plan account, as of January 1, 2011.

Voluntary Resignation for Good Reason or Involuntary Termination other than for Cause

Other than as provided for below or in Mr. Hunter’s employment agreement (as described in “Gordon Hunter’s Employment Agreement Post-Employment Provisions” below), the named executive officers are not entitled to any benefits or payments (beyond those provided under our benefit plans) in the event of their voluntary resignation for good reason or their involuntary termination other than for cause except in certain cases, as described below, in connection with a change of control. As of January 1, 2011, Mr. Franklin is 100% vested in his SERP account balance. Mr. Franklin is entitled to his SERP account at retirement upon any resignation from the Company, including a resignation for good reason, or if his employment was involuntarily terminated by us without cause. Benefits are paid as a lump sum as soon as administratively feasible following a six month deferral period as required by Section 409A. If Mr. Franklin is terminated by us for cause or competes with us within two years after termination (other than following a change of control), he will forfeit his SERP benefit. As of January 1, 2011, each of Mr. Hunter and Mr. Ferbert are 100% vested in his respective Supplemental Plan account balance. Each of Mr. Hunter and Mr. Ferbert is entitled to his Supplemental Plan account upon death, disability, at retirement, upon any resignation from the Company, including a resignation for good reason or if his employment is terminated, voluntarily or involuntarily, by us, with or without cause.

Voluntary Resignation other than for Good Reason or Involuntary Termination for Cause

Other than Mr. Hunter, Mr. Franklin and Mr. Ferbert, as discussed below, none of the named executive officers are entitled to any benefits or payments (beyond those provided under our benefit plans) in the event of their voluntary resignation other than for good reason or their involuntary termination for cause. As of January 1, 2011, Mr. Franklin is 100% vested in his SERP account balance. Mr. Franklin is entitled to the vested portion of his SERP account at retirement upon any resignation from the Company, including a resignation for other than good reason, or if his employment was involuntarily terminated by us without cause. Benefits are paid as a lump sum as soon as administratively feasible following a six month deferral period as required by Section 409A. If Mr. Franklin is terminated by us for cause or competes with us within two years after termination (other than following a change of control), he will forfeit his SERP benefit. As of January 1, 2011, each of Mr. Hunter and Mr. Ferbert are 100% vested in his respective Supplemental Plan account balance. Each of Mr. Hunter and Mr. Ferbert are entitled to his Supplemental Plan account upon death, disability, at retirement, upon any resignation from the Company, including a resignation for good reason or if his employment is terminated, voluntarily or involuntarily, by us, with or without cause.

Voluntary Resignation for Good Reason or Involuntary Termination other than for Cause within two years following a Change of Control

The named executive officers are entitled to additional benefits and payments (beyond those provided under the benefit plans covering all of our salaried employees) in the event of their voluntary termination for good reason or their involuntary termination other than for cause within two years following a change of control. The additional benefits and payments they are entitled to are described in “Change of Control Agreements Post-Employment Provisions” below.

Death

In the event of the death of a named executive officer, he is entitled to a payout under our life insurance plan equal to three times annual base salary plus $10,000 and, as described in “Equity-Based Compensation Plans Post-Employment Provisions” below, any unvested stock options will fully vest, any restrictions on restricted stock will lapse on a pro-rata basis and a pro-rata portion of outstanding restricted stock units and performance shares will vest and be paid. As described in “Gordon Hunter’s Employment Agreement Post-Employment Provisions” below, Mr. Hunter also is entitled to a pro-rata portion of his bonus, if any, for the year of his death. In addition, Mr. Franklin’s SERP benefit would commence as soon as administratively feasible but no more than 90 days following his death. In addition, each of Mr. Hunter and Mr. Ferbert’s Supplemental Plan benefit would commence as soon as administratively feasible but no more than 90 days following his death.

Disability

In the event a named executive officer becomes disabled, his unvested stock options will fully vest, any restrictions on restricted stock will lapse on a pro-rata basis and a pro-rata portion of outstanding restricted stock units and performance shares will vest and be paid, as described in “Equity-Based Compensation Plans Post-Employment Provisions” below. As described in “Gordon Hunter’s Employment Agreement Post-Employment Provisions” below, Mr. Hunter is also entitled to a pro-rata portion of his bonus, if any, for the year in which he became disabled. In addition, if either Mr. Hunter or Mr. Ferbert terminates employment due to total disability, his Supplemental Plan benefit would commence as soon as administratively feasible but no more than 90 days following the last day of the month on or after his termination date. In addition, if Mr. Franklin terminates employment due to total disability, his SERP benefit would commence as soon as administratively feasible but no more than 90 days following the last day of the month on or after his termination date.

Retirement

As of January 1, 2011, none of the named executive officers had satisfied both the age and service requirements to be eligible for retirement under the equity-based compensation plans. As such, if any of the named executive officers were to separate from service, they would not be eligible for any accelerated vesting under the equity-based compensation plans. With respect to the Pension Plan, Mr. Franklin and Mr. Ferbert have satisfied the age and service requirements to be eligible for retirement under the Pension Plan, and, therefore, are presently eligible for immediate commencement of benefits under the Pension Plan, if either were to separate from service. Other than Mr. Franklin and Mr. Ferbert, none of the other named executive officers had satisfied both the age and service requirements to be eligible for retirement under the Pension Plan. As such, other than Mr. Franklin and Mr. Ferbert, if any of the named executive officers were to separate from service, they would not be eligible for immediate commencement of benefits under the Pension Plan. With regard to the SERP, Mr. Franklin is the only named executive officer eligible to participate in the plan. Mr. Franklin is 100% vested. If he were to terminate service and retain his right to a benefit because he was not terminated by us for cause and did not compete with us within two years after termination, the benefit would be paid as a lump sum as soon as administratively feasible following a six month deferral period, as required by Section 409A. With regard to the Supplemental Plan, Mr. Hunter and Mr. Ferbert are the only named executive officers that have participated in the plan. Each of Mr. Hunter and Mr. Ferbert is 100% vested and entitled to his Supplemental Plan account at retirement; the benefit would be paid as a lump sum as soon as administratively feasible following a six month deferral period, as required by Section 409A

Equity-Based Compensation Plans Post-Employment Provisions

Under the provisions of the 1993 Stock Plan for Employees and Directors of Littelfuse, Inc. (the “1993 Equity Plan”) and the Stock Plan for Employees and Directors of Littelfuse, Inc. (the “Original Equity Plan”), all participants, including Messrs. Hunter, Franklin, Heinzmann, Stafford and Ferbert, will have all of their unvested stock options fully vest upon their death, “total disability” or “eligible retirement” and upon a “change in control,” as such terms are defined in the applicable plan. Upon any such termination of employment or change in control, the stock option holder may exercise his or her vested stock options (including those which become vested as described above) until the earlier of (1) the date on which the stock options would otherwise terminate in accordance with the terms of their grants or (2) the expiration of three months after the change in control or date of termination (12 months in the case of death or termination following a change in control). Under all other termination of employment events, all unvested stock options are forfeited upon termination and the holder has three months after termination to exercise his or her stock options which were vested immediately prior to termination. For the purposes of these plans, “disability” is defined as the permanent inability, as a result of accident or sickness, to perform any and every duty pertaining to a participant’s occupation or employment for which the participant is suited by reason of previous training, education, and experience. For the purposes of these plans, “eligible retirement” means the date upon which an employee, having attained an age of not less than 62, terminates employment with us and our subsidiaries, provided that such employee has been employed by us or any of our subsidiaries for at least five years prior to termination. As defined under these plans, a “change in control” occurs upon any of the following: (1) a business combination in which our stockholders prior to the combination do not continue to own, directly or indirectly, more than 51% of the equity of the combined entity; (2) a change in ownership of 45% or more of our assets; (3) our liquidation; (4) certain acquisitions by any person becoming the beneficial owner of 40% or more of our outstanding stock or of the total voting power of our outstanding securities; and (5) the election or appointment during a 12-month period of new members to the Board, such that the new members of the Board constitute a majority of the Board and whose appointment or election was not previously endorsed by a majority of the Board.

Under the provisions of the Equity Plan, all participants, including Messrs. Hunter, Franklin, Heinzmann, Stafford and Ferbert will have all of their unvested stock options fully vest upon their termination of employment due to death or “disability” or following a “change in control.” Upon any such termination of employment, the stock option holder may exercise his or her vested stock options (including those which become vested as described above) until the earlier of (1) the date on which the stock options would otherwise terminate in accordance with the terms of their grants or (2) the expiration of three months after the date of termination (12 months in the case of death). If the employment of any participant, including Messrs. Hunter, Franklin, Heinzmann, Stafford and Ferbert, terminates by reason of “eligible retirement,” all restrictions will continue to vest and remain exercisable for the same periods, as if the participant were still employed. Under all other termination of employment events, all unvested stock options are forfeited upon termination and the holder has three months after termination to exercise his or her stock options which were vested immediately prior to termination. For the purposes of the Equity Plan, “disability” means the qualification for long-term disability benefits under any long-term disability program sponsored by us or our subsidiaries or, in the case of a participant who is not part of our or our subsidiaries’ long-term disability plan, the inability of the participant to engage in any substantial gainful activity by reason of physical or mental impairment that can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by the Compensation Committee based on medical evidence. The definitions of “change in control” and “eligible retirement” under the Equity Plan are substantially similar to the definitions from the 1993 Equity Plan set forth above.

Options granted in 2010 under the Long-Term Plan vest at the rate of 1/3 per year on each of the first three anniversaries of the grant date. In addition, the options automatically become fully vested upon the holder’s termination of employment due to death or “disability” or within two years following a “change in control.” Upon any such termination of employment, the stock option holder may exercise his or her vested stock options (including those which become vested as described above) until the earlier of (1) the date on which the stock options would otherwise terminate in accordance with the terms of their grants or (2) the expiration of three months after the date of termination (12 months in the case of death). If the employment of the holder, including Messrs. Hunter, Franklin, Heinzmann, Stafford and Ferbert, terminates by reason of “eligible retirement,” the options will continue to vest and remain exercisable for the same periods, as if the holder were still employed. Under all other termination of employment events, all unvested stock options are forfeited upon termination and the holder has three months after termination to exercise his or her stock options which were vested immediately prior to termination (unless the holder is terminated for cause, in which case the options will no longer be exercisable effective immediately upon the holder’s termination date).

Grants of restricted stock units made under the Long-Term Plan in 2010 vest at the rate of 1/3 per year on each of the first three anniversaries of the grant date. Unvested restricted stock units are generally forfeited upon the recipient’s termination of employment. However, if a recipient terminates employment due to death or “disability” (as described below), then a pro rata portion of his or her unvested restricted stock units may become vested based on the recipient’s prior service with the Company. Any unvested restricted stock units will automatically fully vest if an event occurs that constitutes a “change in control.”

For purposes of the Long-Term Plan, “disability” has the same meaning as in the holder’s award agreement or employment, change in control or similar agreement in effect between the holder and the company. If no such definition exists, then “disability” generally means the inability to engage in substantial gainful activity or receipt of income replacement benefits under our (or our subsidiary’s) accident and health plan for at least three months, in either case, because of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least 12 months. “Change in control” under the Long-Term Plan generally means first to occur of (1) certain acquisitions by any person becoming the owner of more than 50% of the Company, by vote or by value, (2) certain acquisitions (other than as described in (1)) by any person becoming the owner of 30% or more of the total voting power of Company stock within a 12 month period, (3) replacement of a majority of the Board within a 12 month period by directors whose appointment or election is not previously endorsed by the then majority of the Board or (4) certain acquisitions of 40% or more of the Company’s assets. The definition of “eligible retirement” under the Long-Term Plan is substantially similar to the definition from the Original Equity Plan set forth above.

Performance shares/units granted before 2008 under the 1993 Plan and the Equity Plan have an initial three-year performance period during which we must attain certain specified Company financial targets and a subsequent three-year vesting period. Performance shares earned after the three-year performance period vest at the rate of 33% per year on each of the fourth, fifth and sixth anniversaries of the grant date. Any participant, including Messrs. Hunter, Franklin, Heinzmann, Stafford and Ferbert, whose employment terminates for any reason prior to the expiration of the three-year performance period of the performance shares/units will be deemed to forfeit the performance shares/units. If termination occurs after the three-year performance period but prior to the expiration of the subsequent three-year vesting period, all of the remaining restrictions on any restricted shares of our common stock issued with respect to a performance share/unit will lapse upon the death, total disability or eligible retirement of the participant or upon a change in control. Any other termination of employment prior to the expiration of the three-year vesting period will cause all restricted shares of our common stock issued pursuant to the performance share/units and which are still unvested to be forfeited and cancelled.

Performance shares/units granted in 2008 under the Equity Plan have an initial three-year performance period during which we must attain certain specified Company financial targets but do not have a subsequent three-year vesting period. Any participant, including Messrs. Hunter, Franklin, Heinzmann, Stafford and Ferbert, whose employment terminates for any reason prior to the expiration of the three-year performance period of the performance shares/units other than by reason of death, disability, eligible retirement or after a change in control will be deemed to forfeit the performance shares/units. Upon a termination of employment during the three-year performance period due to death or disability, unearned performance shares/units granted in 2008 will be deemed earned and become issuable in an amount equal to the number of granted performance shares/units multiplied by a fraction, (1) the numerator of which is the number of whole months in the performance period that elapsed prior to the termination of service due to death or disability, divided by (2) 36, the total number of months in the performance period. Upon a termination of employment during the three-year performance period pursuant to an eligible retirement, a participant, including Messrs. Hunter, Franklin, Heinzmann, Stafford and Ferbert, will be entitled to receive at the end of the three-year performance period the number of performance shares/units actually earned multiplied by a fraction, (1) the numerator of which is the number of whole months in the performance period that elapsed prior to the eligible retirement, divided by (2) 36, the total number of months in the performance period. In the event of a change in control during the three-year performance period, all unearned performance shares/units granted in 2008 will be deemed earned and become issuable.

Grants of restricted stock made under the Equity Plan vest at the rate of 25% per year on each of the first four anniversaries of the grant date. Any recipient of a restricted stock award, including Messrs. Hunter, Franklin, Heinzmann, Stafford and Ferbert, whose employment terminates for any reason other than death, disability or eligible retirement will forfeit the unvested shares of restricted stock. If employment terminates for a recipient of a restricted stock award by reason of death, disability, eligible retirement, a number of unvested shares will automatically vest based on the following calculation: (1) the total number of shares of restricted stock originally awarded multiplied by the number of full months of service completed from the date of award to the date of termination; divided by (2) 48, the total months in the restricted period for all shares of restricted stock; less (3) the number of shares already vested. Any remaining unvested shares of restricted stock are forfeited. In addition, all unvested shares of restricted stock automatically vest on a change in control.

Gordon Hunter’s Employment Agreement Post-Employment Provisions

If the employment of Mr. Hunter is terminated for cause or if Mr. Hunter terminates his employment other than for good reason, his employment agreement provides that he is entitled to receive his compensation and benefits accrued up to the date of termination. For purposes of the agreement, “cause” means (1) a willful failure to perform in accordance with the direction of the Board (other than by reason of disability), or gross negligence in the performance, of his material duties and responsibilities to the Company or any of its affiliates; (2) certain breaches under the employment agreement; (3) a conviction of, or the plea of guilty or no contest to, a felony; (4) conduct that constitutes fraud, gross negligence or gross misconduct that results in material harm to the Company; or (5) other conduct that is, or could reasonably be expected to be, materially harmful to the Company or any of its affiliates. For purposes of the agreement, “good reason” means (1) a material breach of the agreement by us not cured within 30 days after written notice by Mr. Hunter to us; or (2) without Mr. Hunter’s written consent: (a) any change in title or any material diminution of duties or authority; (b) assignment of duties materially inconsistent with duties in effect on the date of the agreement; (c) any change in the reporting structure of the Company; or (d) any requirement that Mr. Hunter relocate his principal residence as in effect on the effective date of the agreement or office other than at our headquarters offices.

If Mr. Hunter’s employment terminates due to death or disability, his employment agreement provides that he is entitled to receive his compensation and benefits accrued up to the date of termination plus his annual incentive bonus for the performance period in which the date of termination occurs, if any, based on actual performance for the entire period but subject to a pro-rata reduction to reflect the portion of the performance period following the date of termination.

If Mr. Hunter’s employment is terminated by us other than for cause, or he terminates his employment for good reason, his employment agreement provides that Mr. Hunter is entitled to receive his compensation and benefits accrued up to the date of termination. In addition, we will: (1) continue to pay him his base salary during the 12 months following the date of termination at the rate in effect on the date of termination; (2) pay him a severance payment in 12 equal monthly installments equal to his annual incentive bonus at target; (3) if Mr. Hunter elects to exercise his rights under Section 4980B of the Code and applicable state laws (“COBRA”) to continue his Company sponsored group health and dental plan benefits, subject to any employee contribution generally applicable to senior level executives actively employed by the Company, continue to contribute to the premium cost for Mr. Hunter and his eligible dependents (provided they are entitled to receive such participation under applicable law and plan terms) for up to 12 months; (4) pay him an incentive bonus for the performance period in which the date of termination occurs, if any, subject to a pro-rata reduction to reflect the portion of the performance period following the date of termination; (5) subject to any employee contribution generally applicable to senior level executives actively employed by the Company, continue to contribute to the premium cost of Mr. Hunter’s participation in our group life insurance plan (provided he is entitled to continue such participation under applicable law and plan terms) for up to 12 months; and (6) pay up to $25,000 for costs and expenses of outplacement services provided we receive applicable and timely documentation of such costs and expenses. The above payments may be delayed for up to six months to the extent required by Section 409A.

Change of Control Agreements Post-Employment Provisions

Messrs. Hunter, Franklin, Heinzmann, Stafford and Ferbert each have a change of control employment agreement with us. The change of control agreements, which were effective as of January 1, 2009, contain substantially the same material terms and conditions as the prior change of control agreements, with some modifications to make the agreements consistent with the requirements of Section 162(m) and Section 409A as well as certain clarifying and simplifying changes.

Under the agreements, a “change of control” is triggered upon (1) certain acquisitions by any person becoming the beneficial owner of more than 50% of our outstanding stock or of the total voting power of our outstanding securities, (2) persons acquiring ownership of 30% or more of the total voting power of our outstanding securities during a 12-month period, (3) the replacement of a majority of the members of the Board during a 12-month period by directors whose appointment or election was not previously endorsed by a majority of the Board or (4) certain acquisitions of at least 40% of our assets during a 12-month period.

If a change of control occurs at any time on or before December 31, 2011, we have agreed to continue to employ Messrs. Hunter, Franklin, Heinzmann, Stafford and Ferbert, and each of them has agreed to remain an employee, for two years after the occurrence of the change of control (the “Employment Period”). During the Employment Period, we will provide them with base compensation that is no less than the highest base compensation provided to them during the 12 months prior to the change of control, benefits and office support at levels no less than provided to them during the 120 days prior to the change of control, and annual bonuses that are no less than the highest annual bonus provided to them during the three years prior to the change of control (annualized if the executive was not employed for the whole of such year).

In the event that we terminate the services of Messrs. Hunter, Franklin, Heinzmann, Stafford and Ferbert during the Employment Period other than for cause, death or disability or if any of them terminate their service for good reason, in addition to any accrued but unpaid base salary due to the executive and provided the termination is a “separation from service” (within the meaning of Section 409A):

(1) we will pay the executive a single lump sum payment equal to two times his base salary and his highest bonus paid during the three years prior to the separation from service, plus a pro-rated portion of such highest one-year bonus based on service through date of separation which would be paid 30 days following the executive’s separation from service, except for Mr. Hunter who would receive his payment six months after his separation from service as he is a “specified employee” within the meaning of Section 409A;

(2) during the two years following the separation from service, we will reimburse the executive the premium cost in excess of the normal active employee rate for his peer group to continue group medical benefits for him and his family under COBRA (or reimbursements of excess individual insurance policy costs, if COBRA is not available) plus any tax gross-up attributable to this amount;

(3) for a period of up to two years after the separation from service, or until the executive accepts employment with any third party, we will provide reasonable outplacement services to the executive for the purpose of assisting the executive to seek new employment;

(4) any option or right granted to the executive under any of our equity-based plans will be exercisable by the executive until the earlier of the date on which the option or right terminates in accordance with the terms of its grant or the expiration of 12 months after the date of separation from service;

(5) we will pay or provide to the executive any other amounts or benefits required to be paid or provided or which the executive is eligible to receive under any of our plans, programs, policies, practices, contracts or agreements;

(6) on and after the separation from service the terminated executive will not be bound or prejudiced by any non-competition agreement benefiting us or our subsidiaries;

(7) with regard to Mr. Hunter, the benefits and payments under his change of control agreement are in addition to any benefits that may be required under his employment agreement; and

(8) with regard to Mr. Franklin, we will credit, as of the date of separation from service, his account under our SERP with two additional years of service (but not beyond age 62) and two additional years of compensation at the same level as at the end of the plan year prior to his separation from service.

For purposes of the change of control agreements, “cause” means (1) the willful and continued failure by an executive to substantially perform his duties (other than due to physical or mental illness), after a written demand for substantial performance is delivered by the Board specifically identifying the manner in which the Board believes that an executive has not substantially performed his duties and such failure is not cured within 60 calendar days after receipt of such written demand; or (2) the willful engaging by an executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to us. For purposes of the agreements, “good reason” means (1) an executive is not elected to, or is removed from, any elected office that such executive held immediately prior to a change of control; (2) the assignment to an executive of any duties materially inconsistent in any respect with such executive’s position, authority, duties or responsibilities, or any other action by us which results in a diminution in such position, authority, duties or responsibilities; (3) any failure by us to comply with any of the provisions of the change of control agreement; (4) requiring an executive to travel on business to a substantially greater extent than required immediately prior to the change of control; or (5) any purported termination of an executive’s service other than as expressly permitted under the agreements, in all cases provided the executive provides at least 90 days notice and allows us at least 30 days to cure.

If the executive’s separation from service is terminated by reason of his death or disability during the Employment Period, in addition to any accrued but unpaid base salary due to the executive for services prior to separation, we will pay to the executive or his legal representative his bonus, pro-rated for service through date of separation, plus any accrued but unpaid vacation pay and any other amounts or benefits required to be paid or provided or which the executive is eligible to receive under any of our plans, programs, policies, practices, contracts or agreements, which will include, in the case of death, benefits at least equal to the most favorable benefits provided by us to the estates and beneficiaries of peer executives at the Company and which will include, in the case of disability, disability and other benefits at least equal to the most favorable of those generally provided by us to disabled executives and/or their families.

If the executive’s separation from service is due to a termination for cause during the Employment Period or the executive separates from service voluntarily without good reason, we will pay to the executive any accrued but unpaid base salary due to the executive for services prior to separation, plus any other amounts or benefits required to be paid or provided or which the executive is eligible to receive under any of our plans, programs, policies, practices, contracts or agreements.

In the event it is determined that any payment or distribution by us to Messrs. Hunter, Franklin, Heinzmann, Stafford and Ferbert would be subject to the excise tax imposed by Section 4999 or

Section 409A(a)(1)(B) of the Code or any interest or penalties are incurred by any of them with respect to such excise tax (collectively, the “Excise Tax”), then they will be entitled to receive an additional gross-up payment in an amount such that, after payment of all taxes, they retain an amount of the gross-up payment equal to the Excise Tax imposed upon the payments.

Pension Plan Post-Employment Provisions

The Pension Plan does not distinguish between voluntary resignations (for good reason or otherwise) and involuntary terminations (for cause or otherwise). The Pension Plan also offers no special provisions for terminations due to a change of control. Participants earn the nonforfeitable right to their Pension Plan benefits upon completing five years of service, and, upon any termination thereafter, will be entitled to receive a distribution of their benefits (subject to reduction if the participant terminates prior to his normal retirement date, which is 65 or, if later, completion of five years of service). The Pension Plan was amended, effective April 1, 2009, to freeze participants’ accrued benefits as of April 1, 2009, such that no new benefits can be earned on or after April 1, 2009. Generally, no new participants are permitted to join the Pension Plan on or after this freeze date.

SERP Post-Employment Provisions

As of January 1, 2011, Mr. Franklin was the only named executive officer eligible to participate in the SERP, and we terminated the SERP effective as of December 31, 2009, so no other named executive officer will become a participant in the future. Mr. Franklin’s SERP benefit is fully vested. If his employment terminates (and he does not forfeit his benefit because we terminated him for cause or he becomes employed by a competitor within two years after his termination (other than following a change of control)), Mr. Franklin’s benefit would be paid to him six months after he terminates employment. If, within two years following a change of control, Mr. Franklin terminates employment for good reason or we terminate him for any reason other than for cause, Mr. Franklin’s SERP account would be credited with what would have been received for the next two years’ allocations to fund his benefit (as described in “Change of Control Agreements Post-Employment Provisions”), which in this case would mean no additional allocations since the SERP has been terminated.

Certain Relationships and Related Transactions

In February 2007, the Board adopted the Littelfuse, Inc. Policy on Related Person Transactions. This written policy provides that the Nominating and Governance Committee will review and approve Related Person Transactions (as defined below). The Chair of the Nominating and Governance Committee has been delegated the authority to act between Committee meetings.

The policy defines a “Related Person Transaction” as a transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the Company (including any of our subsidiaries) was, is or will be a participant, the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest.

“Related Person” is defined as: (1) any person who is, or at any time since the beginning of our last fiscal year was, a director, executive officer, or a nominee to become a director of Littelfuse; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee, or more than 5% beneficial owner; (4) any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee, or more than 5% beneficial owner; (5) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and (6) any charitable or non-profit organization in which any of the foregoing persons is actively involved in fundraising or otherwise serves as a director, trustee or in a similar capacity.

Our General Counsel and Vice President, Human Resources assesses for purposes of the policy whether a proposed transaction is a Related Person Transaction and must be approved by the Nominating and Governance Committee.

The approval procedures in the policy identify the factors the Nominating and Governance Committee will consider in evaluating whether to approve or ratify Related Person Transactions or material amendments to previously approved Related Person Transactions. The Nominating and Governance Committee will consider all of the relevant facts and circumstances available to the Nominating and Governance Committee, including (if applicable) but not limited to: (1) the benefits to the Company; (2) the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; (3) the availability of other sources for comparable products or services; (4) the terms of the transaction; and (5) the terms available to unrelated third parties or to employees generally. The Nominating and Governance Committee will approve only those Related Person Transactions that are in, or are not inconsistent with, our best interests and the best interest of our stockholders, as the Nominating and Governance Committee determines in good faith.

We did not enter into any Related Person Transactions in 2010.

Report of the Audit Committee

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Exchange Act that might incorporate by reference filings, including this Proxy Statement, in whole or in part, the following Report of the Audit Committee shall not be incorporated by reference into any such filings.

The Audit Committee oversees our financial reporting process and compliance with the Sarbanes-Oxley Act of 2002 on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in our Annual Report on Form 10-K for the year ended January 1, 2011 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed and discussed the audited financial statements with the independent auditors and discussed the matters requiring discussion pursuant Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance). In addition, the Audit Committee has discussed with the independent auditors their independence from management and the Company, including the matters in the written disclosures and letter received by the Audit Committee from the independent auditors as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee regarding the independent auditors’ independence, and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the independent auditors the overall scope and plans for their audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal control over financial reporting, and the overall quality of our financial reporting. The Audit Committee held six meetings during fiscal 2010.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended January 1, 2011 for filing with the SEC. The Audit Committee and the Board also have recommended, subject to stockholder approval and ratification, the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2011.

Audit Committee:

Anthony Grillo (Chairman)
John E. Major
Ronald L. Schubel

Proposal No. 2

Approval and Ratification of
Appointment of Independent Auditors

Subject to approval of the stockholders, the Audit Committee of the Board has appointed Ernst & Young LLP, an independent registered public accounting firm, as independent auditors to examine the annual consolidated financial statements of the Company and its subsidiary companies for the fiscal year ending December 31, 2011. The stockholders will be asked at the meeting to approve and ratify such appointment. A representative of Ernst & Young LLP will be present at the meeting to make a statement, if such representative so desires, and to respond to stockholders’ questions.

The Board of Directors recommends that the stockholders vote FOR the approval and ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2011.

Audit and Non-Audit Fees

The following table presents the approximate fees for professional audit services rendered by Ernst & Young LLP for the audit of our financial statements for the fiscal years ended January 1, 2011 and January 2, 2010, as well as the approximate fees billed for other services rendered by Ernst & Young LLP:

	2010	2009

Audit fees(1)	$1,184,883	$1,391,388
Audit-related fees(2)	131,000	56,000
Tax advisory services(3)	169,298	147,725
Other(4)	2,540	2,500

Total	$1,487,721	$1,597,613

(1)	Includes fees related to statutory audits of foreign subsidiaries, Sarbanes-Oxley compliance and review of financial statements included in our Forms 10-Q and 10-K.

(2)	Includes fees related to audits of employee benefit plans and acquisition activity during 2010 and 2009.

(3)	Includes fees related to tax compliance, tax advice and tax planning.

(4)	Includes fees related to the Ernst & Young LLP on-line research tool.

Audit Committee Pre-Approval Policies and Procedures

All audit and non-audit services are pre-approved by the Audit Committee, which considers, among other things, the possible effect of the performance of such services on the registered public accounting firm’s independence. The Audit Committee pre-approves the annual engagement of the principal independent registered public accounting firm, including the performance of the annual audit, statutory audits at foreign locations, quarterly reviews and tax services. The Chairman of the Audit Committee has been delegated the authority to provide any necessary specific pre-approval for services that have not been previously pre-approved, but he must report the pre-approval at the next meeting of the Audit Committee. The Audit Committee has considered the role of Ernst & Young LLP in providing services to us and has concluded that such services are compatible with such firm’s independence.

Proposal No. 3

Advisory Vote on Compensation of Named executive officers

In connection with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and the related rules promulgated by the SEC, we are requesting your advisory, non-binding approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis (beginning on page 13 above), the compensation tables (beginning on page 26 above), and the accompanying narrative as presented in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives stockholders the opportunity to provide their input on our executive pay program and policies.

Executive Compensation Vote

We believe that our executive compensation program has been effective in aligning the interests of stockholders and executives, incentivizing the accomplishment of corporate goals, and attracting and retaining talented executives. In deciding how to vote on this Say-on-Pay proposal, please consider the following factors regarding our compensation program, which are described in detail in this Proxy Statement under the heading “Executive Compensation — Compensation Discussion and Analysis”:

•	We align executive and stockholder interests by providing short and long-term incentives linked to operating performance;

•	An executive’s cash compensation correlates with his or her individual contribution and performance;

•	An executive’s compensation is based, in part, on our need to attract and retain the most talented industry leaders; and

•	An executive’s compensation is based, in part, on the practices of peers in our industry and other comparable companies.

Our Board of Directors, therefore, urges you to approve the compensation of our named executive officers by voting in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative as presented in this Proxy Statement.”

Vote Required

The affirmative vote of the holders of the majority of the shares represented at the meeting and who are entitled to vote on, and who vote for, against, or expressly abstain, is required to approve the resolution. As an advisory vote, this Say-on-Pay proposal is not binding. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions regarding the Company’s named executive officers.

The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers.

Proposal No. 4

Advisory Vote on the Frequency of Advisory Votes on
the Compensation of our Named executive officers

Also in connection with the requirements of the Dodd-Frank Act and the related rules promulgated by the SEC, we are asking you to provide an advisory, non-binding vote on how frequently you wish to cast an advisory vote on the compensation of our named executive officers: once every year, once every two years, or once every three years. This proposal, often called a “Say-When-on-Pay” proposal, allows stockholders to provide advisory input on the frequency with which they would prefer a Say-on-Pay proposal included in our Proxy Statement.

Frequency Vote on Say on Pay

After careful consideration, the Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company at this time, and therefore the Board recommends that you vote for a one-year interval for the advisory vote. In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with current direct input on our compensation philosophy, policies and practices as disclosed in the Proxy Statement, consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

Although the Board of Directors recommends that stockholders vote for a Say-on-Pay proposal every year, you may cast your vote on your preferred voting frequency by choosing the option of one year, two years or three years, or abstain from voting, when you indicate your preference in response to the following resolution:

“RESOLVED, that the stockholders determine on an advisory basis that the frequency with which the stockholders shall have an advisory vote on the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative as presented in the Proxy Statement, shall be (A) every year, (B) every two years or (C) every three years.”

Vote Required

While we believe that a vote once every year is the best choice for us, you are not voting to approve or disapprove our recommendation, but rather to make your own choice among a vote once every year, every two years or every three years. You may also abstain from voting on this item. The option of one year, two years or three years that receives a plurality of votes cast by our stockholders will be the frequency for the advisory vote on executive compensation that has been selected by our stockholders. However, because this vote is advisory and will not be binding on the Board of Directors, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved.

The Board of Directors recommends that you vote for a frequency of every 1 YEAR for future stockholder advisory votes on the compensation of our named executive officers.

Compensation Plan Information

Information about our equity compensation plans that were either approved or not approved by our stockholders is as follows (as of January 1, 2011):

Number of Securities
	Number of Securities		Remaining Available
	to be Issued Upon	Weighted-Average	for Future Issuance
	Exercise of	Exercise Price of	Under Equity
Plan Category	Outstanding Options	Outstanding Options	Compensation Plans

Equity compensation plans approved by security holders	1,562,800	$30.63	1,728,391
Equity compensation plans not approved by security holders	—	$—	—

Total	1,562,800	$30.63	1,728,391

Stockholder Proposals

Any stockholder proposal intended to be presented at the 2012 annual meeting of our stockholders must be received at our principal executive offices by November 16, 2011, in order to be considered for inclusion in our proxy materials relating to that meeting. Our bylaws require that in order to nominate persons to our Board or to present a proposal for action by stockholders at an annual meeting of stockholders, a stockholder must provide advance written notice to our Corporate Secretary, which notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on the 60th day (February 29, 2012 for the 2012 annual meeting of stockholders) nor earlier than the close of business on the 90th day prior (January 30, 2012 for the 2012 annual meeting of stockholders) to the first anniversary of the preceding year’s annual meeting of stockholders. In the event that the date of the annual meeting to which such stockholder’s notice relates is more than 30 days before or more than 60 days after such anniversary date, for notice by the stockholder to be timely it must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by us. In the event that the number of directors to be elected to the Board is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to or mailed and received at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us. The stockholder’s notice must contain detailed information specified in our bylaws. As to any proposal that a stockholder intends to present to stockholders without inclusion in our Proxy Statement for our 2012 annual meeting of stockholders, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary authority on that proposal by advising stockholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act.

Other Matters

As of the date of this Proxy Statement, management knows of no matters to be brought before the meeting other than the matters referred to in this Proxy Statement.

By order of the Board of Directors,

Mary S. Muchoney
Secretary

March 17, 2011

LITTELFUSE, INC. O’HARE PLAZA 8755 W. HIGGINS ROAD SUITE 500 CHICAGO, IL 60631

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 28, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 28, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M31307-P04241	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LITTELFUSE, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR ALL the following:
Vote on Directors			☐	☐	☐

1.	Election of Directors Nominees:
	01) T. J . Chung 02) John P. Driscoll 03) Anthony Grillo 04) Gordon Hunter	05) John E. Major 06) William P. Noglows 07) Ronald L. Schubel

Vote on Proposals			For	Against	Abstain

The Board of Directors recommends you vote FOR the following proposals:

2.	Approve and ratify the appointment of Ernst and Young LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year.		☐	☐	☐

3.	Approve, by non-binding vote, the compensation of our named executive officers.		☐	☐	☐

		1 Year	2 Years	3 Years	Abstain
The Board of Directors recommends you vote 1 YEAR on the following proposal:

4.	Recommend by non-binding vote, the frequency of stockholder votes on executive compensation.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

LITTELFUSE, INC.
Annual Meeting of Stockholders
Friday, April 29, 2011
9:00 a.m. Central Time
Chicago Marriott O’Hare
8535 W. Higgins Road
Chicago, IL 60631
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Combined Document are available at www.proxyvote.com.
M31308-P04241
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Annual Meeting of Stockholders
April 29, 2011
The stockholder(s) hereby appoint(s) Philip G. Franklin and Mary S. Muchoney, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of the ballot, all of the shares of Common Stock of Littelfuse, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Central Time on April 29, 2011, at the Chicago Marriott O’Hare, 8535 West Higgins Road, Chicago, Illinois, and any adjournment or postponement thereof.
          THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, FOR PROPOSAL 2 AND PROPOSAL 3 AND FOR EVERY 1 YEAR FOR PROPOSAL 4.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side